Exhibit 10.2
ASSET PURCHASE AGREEMENT
BY AND BETWEEN
HEART HOSPITAL OF DTO, LLC
AND
GOOD SAMARITAN HOSPITAL

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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INDEX TO EXHIBITS AND SCHEDULES
Exhibits

Exhibit A	Capitalized Terms
Exhibit B	Environmental Report
Exhibit C	Bill of Sale and Assignment
Exhibit D	Assignment and Assumption Agreement
Exhibit E	Limited Warranty Deed
Exhibit F	Transition Services Agreement
Schedules

Schedule 1.1(a)	Personal Property
Schedule 1.1(b)	Personal Property Leases
Schedule 1.1(c)	Owned Real Property
Schedule 1.1(e)	Real Property Leases
Schedule 1.1(f)	Licenses
Schedule 1.1(g)	Computer Software
Schedule 1.1(i)	Prepaid Expenses
Schedule 1.1(k)	Intellectual Property Exceptions
Schedule 1.2(a)	Excluded Contracts
Schedule 1.2(d)	Other Excluded Assets
Schedule 1.2(i)	Excluded Computer Software and Hardware
Schedule 1.5(c)	Noncompetition Compensation Distribution
Schedule 1.7	Tax Allocation
Schedule 1.8	Permitted Real Property Encumbrances
Schedule 2.1(c)	Shareholders
Schedule 2.2	Restrictions on Seller’s Authority
Schedule 2.3(a)	Third Party Interests in Acquired Assets
Schedule 2.4	Inventory
Schedule 2.5	Outstanding Rights Affecting Acquired Assets
Schedule 2.6(b)	Leased Equipment
Schedule 2.7(d)	Compliance with Property Legal Requirements
Schedule 2.9	Government Reimbursement Program Investigations
Schedule 2.11	Seller’s Legal Proceedings
Schedule 2.13	Material Contracts
Schedule 2.14	Insurance
Schedule 2.15	Tax Matters
Schedule 2.17(a)	Certain Changes or Events
Schedule 2.17(b)	Conduct of Operations
Schedule 2.18(a)	Employees
Schedule 2.18(b)	Employee Benefit Plans
Schedule 2.19	Historical Financial Information
Schedule 2.20	Intellectual Property
Schedule 3.2	Restrictions on Buyer’s Authority
Schedule 3.3	Buyer’s Legal Proceedings

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INDEX TO EXHIBITS AND SCHEDULES
(continued)

Schedule 6.2(c)(i)	Existing Contracts
Schedule 6.2(c)(ii)	Buyer Determined Contracts
Schedule 6.9(a)	Excluded Employees

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ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (the “Agreement”), is entered into as of the date below written (the “Execution Date”), by and between Heart Hospital of DTO, LLC, a Delaware limited liability company d/b/a Dayton Heart Hospital (“Seller”), and Good Samaritan Hospital, an Ohio public benefit corporation (“Buyer”). Defined terms used but not otherwise defined herein shall have the meanings contained in Exhibit A hereto.
WITNESSETH
     WHEREAS, Seller desires to sell (subject to the assumption by Buyer of certain specifically enumerated liabilities), and Buyer desires to purchase, substantially all of Seller’s assets; and
     WHEREAS, the Parties desire to enter into this Agreement for the purpose of setting forth their mutual rights and obligations with respect to the foregoing.
     NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged and accepted, and in consideration of the premises and mutual promises herein contained, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1
TRANSFER OF ASSETS
     1.1 Sale of Assets. At the Closing and subject to the terms and conditions of this Agreement, other than the Excluded Assets, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, all rights, title, and interest in and to all assets of every description, and whether real, personal or mixed, tangible or intangible, owned or leased by Seller and held or used in the Seller’s Business, including the following items (collectively, the “Acquired Assets”):
     (a) All tangible personal property, including all equipment, furniture, fixtures, machinery, vehicles, office furnishings, instruments, leasehold improvements, spare parts and, to the extent assignable or transferable, all rights in all warranties of any manufacturer or vendor with respect thereto owned by Seller or otherwise employed in the conduct and operation of the Business (collectively, the “Personal Property”), including the Personal Property described on Schedule 1.1(a).
     (b) All leases, leasehold interests or other contractual rights relating to the Personal Property used in the operation of the Business (whether as (sub)lessor or (sub)lessee) (the "Personal Property Leases”) to which Seller is a Party, including the Personal Property Leases described on Schedule 1.1(b).

     (c) Good and marketable title in fee simple absolute to the Owned Real Property described on Schedule 1.1(c), and, to the extent permitted by law, any rights of Seller against third parties under general warranty deeds, related to any such Owned Real Property, together with all plants, buildings, structures, improvements, construction in progress, appurtenances, covenants, easements, servitudes and fixtures situated thereon, forming a part thereof, or in any manner belonging to or pertaining to such interests of Seller.
     (d) All Contracts and contract rights of Seller relating to the Acquired Assets or the Business of any type or nature as determined in accordance with the procedures set forth in Section 6.2, but excluding the Excluded Contracts (all such assigned Contracts, the "Assumed Contracts”).
     (e) All real property leases, leasehold interests or other contractual rights, interests, easements and appurtenances relating to the Business (whether as (sub)lessor or (sub)lessee) (the “Real Property Leases”) to which Seller is a Party, including the Real Property Leases described on Schedule 1.1(e).
     (f) To the extent transferable or assignable and subject to any applicable consent requirements, rights to all state, federal, special or local licenses or permits (including, but not limited to, air, water or other environmental licenses and permits), rights, certificates of need, certificates of exemption, franchises, accreditations, registrations, permits, approvals and consents, and all applications therefor and waivers of any requirements pertaining thereto (each a “License” and collectively, the “Licenses”), if any, issued to Seller for the Acquired Assets or the Business, including the Licenses described on Schedule 1.1(f).
     (g) All computer hardware and data processing equipment held by Seller or used primarily in the conduct of its Business or the operation of the Acquired Assets, and, to the extent assignable or transferable, all rights in all warranties of any manufacturer or vendor with respect thereto and the computer software listed on Schedule 1.1(g);
     (h) All inventories of usable goods and supplies of the Business owned by or, with respect to consigned goods and supplies, owned by Seller, including pharmaceuticals and medications, food, janitorial supplies, office supplies, forms, consumables, disposables, linens, and medical supplies, existing and wherever located (collectively, the “Purchased Inventory”).
     (i) The deposits, escrows, prepaid expenses or other advance payments of Seller relating to the Business which are assumable and usable by Buyer listed on Schedule 1.1(i) (collectively, the “Prepaid Expenses”).
     (j) To the extent transferable or assignable and subject to any applicable consent requirements, all documents, books, records, operating and policy manuals and files owned by Seller, pertaining to or used primarily in connection with the Business, operations of Seller or the Acquired Assets, whether in hard copy or other form, including all patient records, medical records, medical staff records, clinical records, financial records, equipment records and medical and administrative libraries, personnel records and purchase and vendor records, existing and wherever located (collectively, the “Transferred Records”), but excluding the Excluded Records, subject to the Parties’ rights under Section 6.1.

     (k) To the extent held or used in or ancillary to the Business or operation of the Acquired Assets, trademarks, trade names, service marks, copyrights and any applications therefor, mask works, net lists, schematics, technology, know-how, trade secrets ideas, algorithms, process, domain names or intangible proprietary information or material set forth on Schedule 1.1(k).
     (l) The names, logos and symbols used by Seller in connection with the Business or the Acquired Assets, including the name “Dayton Heart Hospital,” all goodwill associated with the Business of Seller as a going concern, all warranties (express or implied) and all telephone and facsimile numbers as currently used by Seller primarily in support of the Business.
     (m) Any insurance proceeds and insurance proceeds receivable (including applicable deductibles, co-payments or self-insured requirements) arising from the Acquired Assets to the extent provided in Section 4.5.
     (n) All claims of Seller against third parties, choate or inchoate, known or unknown, contingent or otherwise, relating to the Acquired Assets.
     1.2 Excluded Assets. Notwithstanding anything to the contrary, Seller is not selling, and Buyer is not purchasing or assuming obligations with respect to, the following assets which shall remain the property of Seller after the Closing (the “Excluded Assets”):
     (a) All rights under Contracts identified on Schedule 1.2(a) as excluded from this Agreement pursuant to those procedures set forth in Section 6.2 together with any Employee Benefit Plan of any nature whatsoever applicable to Seller’s employees (except that Buyer shall have liability for and to the extent provided in Section 6.9) and all contracts with any Government Reimbursement Program or other third-party payor or other party that reimburses Seller for the provision of medical services (collectively, the “Excluded Contracts”).
     (b) The corporate record books, minute books, corporate seals and tax records of Seller and all records of any kind that Seller is required by Legal Requirements to retain in its own possession together with those records maintained by MedCath with respect to its Affiliates (including Seller) that reflect the consolidated purchase of goods and services by MedCath for such Affiliates (collectively, the “Excluded Records”), subject to the Parties’ rights under Section 6.1.
     (c) All claims of Seller against third parties, choate or inchoate, known or unknown, contingent or otherwise, relating to the Excluded Assets.
     (d) Such other property and assets, if any, specifically described on Schedule 1.2(d).
     (e) With respect to the amount by which any retrospective settlement of any cost report exceeds such original cost report relating to a period prior to the Effective Time, all rights of Seller now existing or which may hereafter exist with respect to any payment or reimbursement owed to Seller by any Government Reimbursement Program or other payor which is attributable to any period of time prior to the Effective Time.
     (f) All rights of Seller under this Agreement or any agreement contemplated hereby.

     (g) All claims for refunds of Taxes, if any, and other governmental charges (other than those contained in Section 1.2(e) above) of whatever nature.
     (h) All personnel records and other books and records (or copies thereof, as applicable) that Seller is required by law to retain in its possession; provided, however, that the originals or copies of all such records shall be provided to Buyer at the Closing.
     (i) All computer software and hardware listed on Schedule 1.2(i).
     (j) All cash, cash equivalents, short term investments, investments in debt securities limited as to use under indenture agreements, investments in fixed income securities, and deposits to fund unemployment benefits, and the accounts in which those assets are deposited.
     (k) All accounts receivable of Seller, and all rights to payment, whether billed or unbilled, recorded or unrecorded, accrued and existing, whether or not written off, as of the Effective Time with respect to the Business, including, without limitation, rights to payment for all goods and services that Seller provides at the Hospital to its patients prior to the Effective Time subject to Section 6.15 (collectively, the “Accounts Receivable”).
     (l) All provider numbers and related agreements related to any Government Reimbursement Programs.
     (m) All bank accounts of Seller.
     (n) The name “MedCath” and all rights related thereto.
     1.3 Assumption of Liabilities. As of the Effective Time, Buyer shall assume and agree to pay, discharge and perform according to their terms only the following liabilities and obligations of Seller (collectively, the “Assumed Liabilities”):
     (a) All liabilities and obligations arising out of operation of the Business or the use or ownership of the Acquired Assets from and after the Effective Time.
     (b) All liabilities and obligations under or arising out of the Assumed Contracts and the Real Property Leases; provided, however, Buyer shall not assume any liabilities or obligations arising out of or in connection with Seller’s breach or alleged breach of such Assumed Contracts or Real Property Leases which occurred prior to the Effective Time.
     (c) All liabilities and obligations arising under any Licenses from and after the Effective Time, to the extent such liabilities and obligations relate solely to Buyer’s use or ownership of the Business or the Acquired Assets, except to the extent that such liabilities and obligations otherwise constitute Excluded Liabilities or Excluded Assets.
     (d) Notwithstanding Sections 1.2(a) and 1.4(d) to the contrary, all liabilities and obligations of Seller as of the Effective Time for accrued paid time off expenses, whether for vacation sick pay or otherwise (collectively, the “Accrued PTO”), attributable to the Transferred Employees; provided, however, that Seller shall pay to Buyer in immediately available funds as of the Effective Time an amount equal to the Accrued PTO expenses attributable to the

Transferred Employees reflected on the Seller’s books as of the Closing Date or arising from its operation of the Business prior to the Effective Time.
     (e) All obligations to provide patient care to existing patients of the Hospital as of the Closing Date.
     1.4 Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume or become liable or obligated in any way and Seller shall retain and remain solely liable for any obligation to pay, perform and discharge all Liabilities of Seller, regardless of when asserted, including without limitation, any of the following (collectively, the “Excluded Liabilities”):
     (a) Any obligations or liabilities of Seller under the Excluded Contracts.
     (b) Obligations or liabilities of Seller by reason of any failure to comply with the rules and regulations of any Government Reimbursement Program which is attributable to any period of time ending prior to the Effective Time.
     (c) Any obligation or liability of Seller arising out of or relating to any violation of any Legal Requirements prior to the Effective Time.
     (d) Any obligation or liability of Seller arising out of or relating to any Employee Benefit Plan of any nature whatsoever maintained by Seller or its Affiliates for the benefit of its or their employees (except that Buyer shall have liability for and to the extent provided in Section 6.9).
     (e) Any accounts payable reflected on the Seller’s books as of the Closing Date or arising from the operation of the Business prior to the Effective Time, subject to the terms of Sections 1.3(d) and 1.4(g).
     (f) With respect to any retrospective settlement of any cost report for an amount less than such original cost report relating to a period ending prior to the Effective Time, all obligations of Seller now existing or which may hereafter exist with respect to any payment or reimbursement owed by Seller to any Government Reimbursement Program or other payor which is attributable to any period of time ending prior to the Effective Time.
     (g) Obligations or liabilities for Taxes, including, without limitation, (1) any Taxes arising as a result of Seller’s operation of the Business or ownership of the Acquired Assets prior to the Effective Time; (2) any Taxes that will arise as a result of the sale of the Acquired Assets pursuant to this Agreement; and (3) any deferred Taxes of any nature; provided however, it is acknowledged that Buyer shall have the obligation to pay its proportionate share of all real and personal property Taxes due as a result of the ownership or operation of the Acquired Assets following the Effective Time.
     (h) Obligations or liabilities to Government Reimbursement Programs for overpayments and other financial obligations arising from adjustments or reductions in reimbursement attributable to events, transactions, circumstances, or conditions occurring or existing prior to the Effective Time.

     (i) Seller’s expenses relating to this Agreement.
     (j) All professional liability claims or other claims for acts or omissions of Seller.
     1.5 Purchase Price; Noncompetition Consideration.
     (a) Subject to the terms of this Agreement, the consideration payable by Buyer for the Acquired Assets will be an amount equal to Forty-Seven Million Five Hundred Thousand Dollars ($47,500,000) (the “Purchase Price”).
     (b) Prior to the date hereof, a deposit of One Million Dollars ($1,000,000) (“Buyer’s Deposit”) has been delivered by Buyer to Michael J. Burdge, Esq. (the “Escrow Agent”) under the terms of the Escrow Agreement by and among Escrow Agent, Seller and Buyer dated as of March 4, 2008, as modified by that certain Letter Agreement, dated as of the date hereof (collectively, the "Escrow Agreement”). Upon the closing of the transaction contemplated by this Agreement, the Escrow Agent shall deliver the Buyer’s Deposit to Seller and such funds shall be applied to the Purchase Price. If the transaction contemplated by this Agreement is not consummated as set forth in this Agreement, the Buyer’s Deposit shall be disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement and Section 7.3.
     (c) At Closing, Buyer shall pay an aggregate amount equal to Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Noncompetition Compensation”) as consideration for the execution of this Agreement by MedCath and each Investor Member who is an individual for purposes of acknowledging the application of, and agreeing to be bound by, those terms and conditions set forth in Sections 6.11 and 9.17. Such Noncompetition Compensation shall be distributed by Buyer to MedCath and each such Investor Member in such amounts set forth on Schedule 1.5(c).
     1.6 Closing; Effective Time.
     (a) The closing of the transactions contemplated by this Agreement shall take place at 10 a.m., local time, at 325 John H. McConnell Blvd., Suite 600, Columbus, Ohio, on May 16, 2008, or at such other time and date and/or at such other location as the Parties may mutually designate in writing (such closing being called the “Closing” and such date being called the “Closing Date”).
     (b) The transactions contemplated by this Agreement shall be effective as of 11:59 p.m. on May 17, 2008 (“Effective Time”).
     (c) At the Closing, Seller shall deliver to Buyer the Seller’s Closing Documents.
     (d) At the Closing, Buyer shall deliver to Seller the payment of the Purchase Price and the Buyer’s Closing Documents.
     1.7 Tax Allocation. The Purchase Price will be allocated among the Acquired Assets for all Tax purposes in accordance with Section 1060 of the Code as described on Schedule 1.7 hereto. After the Closing, the Parties shall make consistent use of such allocation for all Tax purposes and in any Tax Returns filed with the Internal Revenue Service in respect thereof, including IRS Form 8594. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.
     1.8 Conveyances. Conveyance of the Real Property to Buyer shall be by limited warranty Deed subject only to the Permitted Real Property Encumbrances (as defined below). Conveyance of the Personal Property shall be by a Bill of Sale and Assignment between Seller and Buyer. “Permitted Real Property Encumbrances” shall mean: (a) public and utility easements, rights of ingress and egress and building lines and use or occupancy restrictions and covenants of record; (b) liens for Taxes that are not yet due and payable on the Closing Date; (c) such other title matters existing prior to the Effective Time that are created by or with the written consent of Buyer; (d) minor survey exceptions, reciprocal and utility easement agreements and other customary encumbrances on title to real property that do not individually or in the aggregate diminish the value or use of such property in any material respect; (e) zoning, use and building laws, regulations, ordinances and codes of any Governmental Authority or agency applicable to the Real Property; and (f) those additional encumbrances identified in Schedule 1.8.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER
     As of the Execution Date and again as of the Closing Date, Seller represents and warrants to Buyer that, except as contained in the disclosure Schedules attached hereto and incorporated herein:
     2.1 Organization, Corporate Power and Authority.
     (a) Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of North Carolina and is duly qualified to do business and is in good standing under the laws of the State of Ohio. Seller has the corporate power and authority to own, lease and operate and hold its properties and to carry on its Business as now conducted.
     (b) Seller has full corporate power and authority to execute, deliver and perform the corporate obligations and covenants contained in this Agreement and Seller’s Closing Documents and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and Seller’s Closing Documents by Seller and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject to applicable Exceptions. Each of Seller’s Closing Documents, when duly executed and delivered by Seller and the other Parties thereto, will constitute the legal, valid and binding obligation of Seller enforceable in accordance with its respective terms, subject to applicable Exceptions.
     (c) Schedule 2.1(c) sets forth (i) a true and complete list of each Person who owns, directly or indirectly, five percent (5%) or more of any class of equity interest of Seller, provided that nothing herein shall require a listing of the shareholders of MedCath Corporation and (ii) all trustees, directors, managers and executive officers of Seller. Except as set forth on Schedule 2.1(c), Seller has no equity, investment or other interest in any Person.
     2.2 No Breach. Except as described on Schedule 2.2, neither the execution and delivery of this Agreement and related agreements contemplated herein by Seller nor the consummation or performance of the transactions contemplated hereby or in the Seller’s Closing Documents will, directly or indirectly (with or without notice, lapse of time or both): conflict with or result in any violation of or constitute a breach or default under any term of (A) the respective charter documents, bylaws, the articles of organization, operating agreements or other organizational documents of Seller, (B) any Contract, permit or other instrument to which Seller is a party, or by which Seller is bound or to which the Business or any of the Acquired Assets is subject, assuming however all third party consents to assignments of Contracts have been obtained, (C) any judgment to which Seller, the Business or any of the Acquired Assets is bound or subject, or (D) any Legal Requirement, (ii) will not result in the creation of any lien or other encumbrance upon the Business or any property which is required to be part of the Acquired Assets, and (iii) do not require any notice to or any permit, authorization, consent or approval of any Governmental Authority or of any other Person.
     2.3 Assets.
     (a) Except as described on Schedule 2.3(a), Seller is the sole and exclusive legal and equitable owner of all right, title and interest in, has good and marketable title in fee simple absolute to, and is in possession of all Acquired Assets. Except as described on Schedule 2.3(a), no Affiliate of Seller or any Person has any direct or indirect ownership, leasehold or other interest in the Acquired Assets. As of the Closing Date, all of the Acquired Assets are free and clear of any encumbrances, except for Permitted Real Property Encumbrances.
     (b) The Acquired Assets and the Excluded Assets constitute all assets which are held or used by Seller in the conduct of the Business and operation of the Hospital. The Acquired Assets constitute all assets that are necessary for Buyer to conduct the Business and operation of the Hospital as currently conducted subject to exclusion of the Excluded Assets.
     2.4 Inventory. The items of inventory of Seller as of the Effective Time (i) are (and will be) of a quality and quantity useable or saleable in the ordinary course and are (and will be) of a quantity sufficient to enable Buyer and its Affiliates to carry on the Business as currently conducted, (ii) are (and will be) not in excess of reasonable quantities for anticipated sale in the ordinary course and, except as set forth in Schedule 2.4, carried at amounts which reflect valuations pursuant to the Seller’s normal inventory valuation policy and in accordance with GAAP and (iii) do not include any obsolete or defective materials or any inventory items which should be written off or written down for which there is not an adequate reserve calculated in accordance with GAAP.
     2.5 No Outstanding Rights. Except as described on Schedule 2.5, there are no outstanding rights (including any right of first refusal), interests, options or Contracts giving any Person any current or future right to obtain an equity interest in Seller or to require Seller or, from and after the Effective Time, Buyer, to sell or transfer to such Person or to any third party any interest in any of the Acquired Assets.

     2.6 Personal Property Leases.
     (a) Schedule 1.1(b) is an accurate and complete list of all Personal Property Leases (but excluding the Equipment Leases set forth in Schedule 1.1(b)). The Seller does not have any liability with respect to any of such Personal Property Leases except as expressly set forth therein.
     (b) Equipment Leases. Schedule 2.6(b) is an accurate and complete list of all equipment leased or subleased by Seller or any of its Affiliates (the listed equipment being collectively called the “Leased Equipment”), including identification of the lease or sublease affecting such Leased Equipment or any interest therein to which the Seller or any of its Affiliates now are a party or by which any of such entity’s interests in the Leased Equipment is or will be bound. Neither the Seller nor any of its Affiliates have entered into a Contract and made a commitment to lease equipment other than as disclosed in Schedule 2.6(b). Seller and/or its Affiliates are in peaceable possession of the Leased Equipment and have exclusive use of the Leased Equipment. Except as disclosed on Schedule 2.6(b), none of such Leased Equipment is subject to any licenses, use restrictions, exceptions, reservations, limitations or other impediments which adversely affect the value to the Business of the leasehold interest therein or which interfere with or impair the present and continued use thereof in the usual and normal conduct of the Business as currently conducted. Except as disclosed on Schedule 2.6(b), none of such Leased Equipment which involves a payment in excess of $25,000 per annum is subject to any lien (except liens for current taxes not yet due and payable, and liens to be discharged prior to the Effective Time by Seller) which could, by foreclosure or enforcement, terminate or otherwise adversely affect any Personal Property Lease to which the Leased Equipment is subject.
     2.7 Real Property.
     (a) Schedule 1.1(e) sets forth an accurate and complete list of all Real Property Leases, including identification of the lease or sublease to which Seller or any of its Affiliates is a party or by which any of such entity’s interests in real property is bound affecting such real estate or any interest therein. Except as described on Schedule 1.1(e), neither the Seller nor any of its Affiliates leases any real property used in conjunction with the operation of the Business. Seller has made available to Buyer accurate, correct and complete copies of all Real Property Leases and all amendments thereto. Neither Seller nor any of its Affiliates have (i) any material liability with respect to any Real Property Lease except as expressly set forth therein, or (ii) received any notice from any other party to any Real Property Leases of any uncured defaults. Seller and/or each Affiliate is in peaceable possession of the real property subject to the Real Property Leases (“Leased Real Property”)(other than exceptions of record that do not materially interfere with the use of such property for its intended purpose) and none of the Leased Real Property is subject to any easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments which materially interfere with or impair the present and continued use thereof in the usual and normal conduct of the Business as currently conducted. The Leased Real Property is not subject to any other leases or tenancies of any nature whatsoever.

     (b) Schedule 1.1(c) sets forth an accurate and complete list of each parcel constituting the Owned Real Property, and, with respect to each such parcel, includes its street address, if any. Except as set forth in Schedule 1.1(c) and, except for Permitted Real Property Encumbrances, there are no contracts or agreements, oral or written, relating to or affecting the Owned Real Property that would affect or restrict rights to ownership or use or any interest therein. Except as set forth on Schedule 1.1(c) and subject to the Permitted Real Property Encumbrances, Seller is the sole and exclusive legal and equitable owner of all right, title and interest in and has good and marketable title in fee simple absolute to and is in possession of all Owned Real Property, including the buildings, structures and improvements situated thereon and appurtenances thereto, in each case as of the Effective Time free and clear of all Liens other than Permitted Real Property Encumbrances.
     (c) Neither the whole nor any portion of any Owned Real Property or Leased Real Property (together with the rights to extract aggregate, collectively, “Real Property”) has been condemned, requisitioned or otherwise taken by any public authority, no notice of any such condemnation, requisition or taking has been received, and no such condemnation, requisition or taking of the Real Property is threatened in writing.
     (d) Except as set forth on Schedule 2.7(d), Seller has received no written notice from any Governmental Authority that either the Owned Real Property or the Leased Real Property is not in compliance with all applicable Legal Requirements, and Seller has received no written notice from any Governmental Authority that the buildings, structures, other improvements and fixtures on such Real Property and the operations of the Business in or about any Real Property therein conducted do not conform to all Legal Requirements. Schedule 2.7(d) sets forth all of the Real Property for which permits and licenses have been or are being obtained. Seller has all easements and rights reasonably necessary or appropriate to conduct the Business at the Real Property.
     (e) None of the utility companies serving any building or facility of Seller has threatened Seller in writing with any reduction in service. All installation and connection charges have been paid for in full.
     (f) Seller has not filed any challenges or appeals regarding the amount of taxes on, or the assessed valuation of, the Real Property, and Seller has not made any special arrangements or agreements with any Governmental Authority with respect thereto. There is no tax assessment (which is in addition to the normal, annual general real estate tax assessment) pending or threatened with respect to any portion of the Real Property.
     2.8 Structural Defects; Condition of Real Property. Seller has received no written notice from an architect, engineer or Governmental Authority that there are structural defects in any improvement or structure situated on the Real Property which would prevent Buyer from conducting the Business following the Effective Time as currently conducted, except for routine maintenance and repairs which occur in the ordinary course

     2.9 Government Reimbursement Participation; Health Care Law Compliance.
     (a) Seller is eligible to receive payment without restriction under Title XVIII of the Social Security Act (“Medicare”) and is a “provider” with valid and current provider agreements with one or more provider numbers with Government Reimbursement Programs through fiscal intermediaries. Seller is in compliance with the conditions of participation for the Government Reimbursement Programs in all material respects. Except as described on Schedule 2.9, there are no pending, or threatened Proceedings or investigations under the Government Reimbursement Programs involving Seller. The cost reports of Seller, as applicable, for the Government Reimbursement Programs referred to above, and for payment and reimbursement of any other cost report settlements, required to be filed prior to the Effective Time, have been or will be properly filed and are or will be complete and correct in all material respects. The cost reports required to be filed by Seller do not claim, and Seller has not received any payment or reimbursement in excess of, the amount provided by law or any applicable agreement, except where excess reimbursement was noted on the cost report. Except as described on Schedule 2.9, there are no claims, actions or appeals pending before any commission, board or agency, including any fiscal intermediary or carrier, Governmental Authority or the Administrator of the Centers for Medicare and Medicaid Services, with respect to any Government Reimbursement Program cost reports or claims filed on behalf of Seller referred to above or any disallowances by any commission, board or agency in connection with any such cost reports.
     (b) Neither Seller, nor to Seller’s Knowledge, any partner, member, director, officer or employee of Seller, nor any agent acting on behalf of or for the benefit of any of the foregoing, has directly or indirectly in connection with the Business or the Acquired Assets in violation of any Legal Requirements: (i) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past, present or potential customers, past or present suppliers, patients, medical staff members, contractors or third party payors of Seller; (ii) given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, third party payor or any other Person; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the Legal Requirements of the United States or under the Legal Requirements of any state or any other Governmental Authority having jurisdiction over such payment, contribution or gift; (iv) established or maintained any unrecorded fund or asset for any purpose or made any misleading, false or artificial entries on any of its books or records for any reason; or (v) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any Person with the intention or understanding that any part of such payment would be used for any purpose other than that described on the documents supporting such payment.
     (c) Neither Seller nor any partner, member, director, officer or employee of Seller is a party to any Contract (including any joint venture or consulting agreement) related to Seller, its Business or the Acquired Assets with any physician, health care facility, hospital, nursing facility, home health agency or other Person who is in a position to make or influence referrals to or otherwise generate business for Seller with respect to the Hospital or the Purchased Assets, to provide services, lease space, lease equipment or engage in any other venture or activity, to the extent that any of the foregoing is prohibited by Legal Requirements.
     (d) The Hospital is fully accredited by The Joint Commission (“Joint Commission”), and Seller has made available to Buyer true and complete copies of the most recent Joint Commission accreditation survey report and deficiency list for the Hospital, if any, and the Hospital’s plan of correction, if any.
     (e) Seller is in compliance with the Medicare Fraud and Abuse Amendments of 1977, as amended by the Medicare Patient and Program Protection Act of 1987 (the “Anti-Kickback Statute”), federal prohibitions on physician “self-referrals” (the “Stark Law”), the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the civil monetary penalties law, 42 U.S.C. § 1320a-7a(b) (“CMP”), Federal False Claims Act, 42 U.S.C. §§ 3729 – 3733 (“FCA”), and Orders.
     2.10 No Violation of Law. Seller (a) is not in violation of any Legal Requirements and (b) has not received any current written notice of any alleged violation or non-compliance with any Legal Requirement.
     2.11 Legal Proceedings. Except as described on Schedule 2.11, there are no Proceedings instituted or pending or threatened against Seller that challenge, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby, and there are no Orders outstanding or threatened against Seller that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. Except as described on Schedule 2.11, Seller is not a party to any Proceedings, and Seller and the Acquired Assets are not subject to any Orders. Seller has not received notice of any pending action, suit, Proceeding or investigation by or before any court, arbitrator or Governmental Authority concerning the Business or the affairs of Seller or to which the Acquired Assets are subject, and, to Seller’s Knowledge, there is no basis for any such action. There is no action, suit or Proceeding or investigation that is currently being threatened in writing against Seller or against any stockholder, officer, director, manager, member or employee of Seller in relation to or otherwise involving the Business, Acquired Assets or affairs of Seller.
     2.12 Fees and Commissions. Any fees associated with the retention of a financial advisor of or other intermediary who has acted on behalf of Seller in connection with the negotiation or consummation of this Agreement or the transactions contemplated thereby are the sole and exclusive obligation of the Seller, including any broker’s, finder’s or originator’s fees or commissions by reason of services rendered for or, at the instance of, Seller in connection with this Agreement or the transactions contemplated hereby.
     2.13 Material Contracts. Schedule 2.13 lists all Material Contracts. Except as described on Schedule 2.13, each Material Contract (a) has been entered into by Seller in the normal course of its Business, and (b) is in full force and effect, and has not been amended or modified except as described on Schedule 2.13. Seller is not currently in default in any material respect, nor has Seller received any written notice that it is in default, with respect to any Material Contract, and no other party to any Material Contract is currently in default in any material respect or has any defense, counterclaim or offset right. Seller has not assigned or encumbered any such Material Contract in any manner.
     2.14 Insurance. Schedule 2.14 sets forth a true and complete list of all insurance policies or self-insurance funds maintained by Seller covering the ownership and operation of the Business and the Acquired Assets, indicating the types of insurance, policy numbers, terms, identity of insurers and amounts and coverages (including applicable deductibles). Seller has one or more “business interruption” insurance policies in customary form and amount covering Business and the Acquired Assets (which coverage includes coverage from the date hereof until the Closing Date), and the proceeds of such policies are assignable to Buyer as to the period from the date hereof until the Closing Date if the Closing occurs as contemplated hereunder. All of such policies are now and will be until the Closing in full force and effect on an occurrence basis with no premium arrearages. Such policies of insurance shall not be assigned to Buyer as part of the Acquired Assets and Buyer acknowledges that all of the coverages listed on Schedule 2.14 with respect to the Purchased Assets will cease with respect to events occurring after the Effective Time.
     2.15 Tax Matters.
     (a) For purposes of this Section 2.15, “Tax Returns” means all reports, estimates, declaration of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes and any schedules attached to or amendments of (including refund claims with respect to) any of the foregoing.
     (b) Except as described on Schedule 2.15 (i) all Tax Returns required to be filed by or on behalf of Seller in respect of income, assets or other items relating to Seller, in all cases, have been duly filed on a timely basis or within the applicable final extension periods granted to it; (ii) such Tax Returns are true, complete and correct in all respects; and (iii) all Taxes owed by Seller with respect to any taxable period or partial taxable period of Seller ending prior to the Effective Time have been paid or will be timely paid by Seller.
     2.16 Environmental Matters. Attached hereto as Exhibit B is the original environmental report prepared by Seller (the “Report”). Seller is in compliance with all terms and conditions of all permits, licenses and authorizations, and is in compliance in all material respects with all other Legal Requirements and regulations relating to the emission, discharge, release or threatened release of any Hazardous Materials into air, surface water, groundwater or lands (“Environmental Requirements”). No discharge or release of any Hazardous Material caused by Seller has occurred on or otherwise affects any property owned or operated by the Seller that is included within the Acquired Assets which violates Environmental Requirements.
     2.17 Absence of Certain Changes or Events.
     (a) Except as set forth in Schedule 2.17(a), since September 30, 2007, there has not been any development (including consummation of the transactions contemplated hereby) or threatened development of a nature which would be reasonably likely to cause any material adverse change in the financial condition, net worth, assets, liabilities, personnel, or operations (including any of the Seller’s or its Affiliate’s relationships with suppliers (other than Buyer), employees and customers) of the Business or the ability of Seller to perform its obligation under this Agreement and any related agreements (collectively, “Material Adverse Effect”); provided, however, that none of the following shall in themselves constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect: (i) any change, effect or circumstance to the extent arising primarily by reason of a deterioration in the financial markets, the general economy or the industries in which the Seller operates; (ii) any change, effect or circumstance to the extent directly arising out of action taken by Buyer or any of its Affiliates, the announcement of this transaction and the consummation of the transactions contemplated hereby; (iii) any change, effect or circumstance to the extent attributable primarily to any acts of war involving the United States or hostilities or terrorist activity involving the United States, including without limitation, any continuation or material worsening of hostilities involving the combat of terrorism or other national security issues involving the United States; (iv) general economic, regulatory or political conditions or changes, (v) changes in Legal Requirements or GAAP after the Execution Date; (vi) compliance with the terms of this Agreement; or (vii) an earthquake or other natural disaster, subject to the provisions of Section 4.5.
     (b) Except as specifically set forth in Schedule 2.17(b), and except as expressly authorized by this Agreement to accomplish the transactions contemplated hereby, since January 1, 2008, Seller has conducted (and from the date hereof through the Effective Time, will continue to conduct) the Business and its operations only in the ordinary course in all material respects. Without limiting the generality of the foregoing, since September 30, 2007, and, except as set forth on Schedule 2.17(b) and, except for transactions required to effect this Agreement, Seller has not (and from the Execution Date through the Effective Time, will not):
     (i) created or suffered to exist any liens, encumbrances or other restrictions with respect to any of the Acquired Assets, except for the Permitted Real Property Encumbrances;
     (ii) sold, leased to others, licensed to others, disposed of, or otherwise transferred any of the material assets or properties of the Business, except for (i) sales of inventory in the usual and ordinary course of the Business, (ii) sales of old or obsolete equipment that has been replaced with equipment that is functionally equivalent and (iii) sales of other obsolete equipment with an aggregate value of less than $100,000;
     (iii) suffered any material loss, or material interruption in use, of any material asset or property of the Business (whether or not covered by insurance) on account of fire, flood, riot, strike or other hazard or act of God in excess of $100,000;
     (iv) purchased, called, redeemed or otherwise acquired (other than for cash) or declared or paid any dividends or other distributions (other than cash) on or with respect to, any equity interest in Seller or any of its Affiliates;
     (v) (A) increased the rate or terms of compensation (including termination and severance pay), commission, bonus or other direct or indirect remuneration (or the rate thereof) payable or to become payable to any of Seller’s employees, officers, directors or persons otherwise serving in such capacities, other than regularly scheduled increases in base salary in the ordinary course and consistent with past practice in all material respects; or (B) adopted, amended or terminated any Employee Benefit Plan, unless such adoption, amendment or termination affects all Affiliates of MedCath that own or operate hospitals, or entered into any employment, consulting, severance or termination agreement;
     (vi) waived any rights relating to the Business or arising under or in connection with any of the Acquired Assets, individually or in the aggregate in excess of $100,000;
     (vii) acquired any assets or properties individually or in the aggregate in excess of $100,000 other than in the ordinary course and consistent with past practice;
     (viii) entered into any merger, consolidation, recapitalization or other business combination or reorganization;
     (ix) made any loans, advances or capital contributions to or investments in any Person, other than (A) loans and advances to employees in amounts that do not individually exceed $10,000 or in the aggregate exceed $50,000 and (B) loans and advances to any holders of an equity interest in Seller;
     (x) induced any employee receiving annual compensation in excess of $50,000, to leave his or her employment, or acted to otherwise adversely affect the relations with any such employee receiving annual compensation in excess of $50,000;
     (xi) delayed payment of payables, changed credit practices or done anything to materially and adversely affect the relationship of the Business with any customers or supplier that is material to the Business (other than Buyer);
     (xii) failed to replenish inventories and supplies in the ordinary course and consistent in all material respect with prior practice, or made any purchase commitment materially in excess of the usual requirements of the Business or at any price materially in excess of the then-current market price or upon terms and conditions more onerous than those usual and customary in the industry or made any material change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice;
     (xiii) commenced or terminated any line of business;
     (xiv) made any change in its general pricing practices or policies or any change in its credit or allowance practices or policies other than in the ordinary course;
     (xv) received written notice from any customer or supplier representing during the last fiscal year sales or purchases of $100,000 or more that such customer or supplier has ceased, may cease or will cease to do business with it;

     (xvi) entered into any transaction, agreement, contract or understanding with any Person (other than Buyer) affecting the Business or altered the terms of any transaction, agreement, contract or understanding with any Person (other than Buyer) affecting the Business which involves expenditure in excess of $100,000;
     (xvii) without limiting the foregoing, entered into any material transaction resulting in a liability or expenditure in excess of $100,000, other than in the ordinary course;
     (xviii) entered into any material amendment, modification, termination (partial or complete) or granted any material waiver under or given any material consent with respect to any Contract that is required to be disclosed in the Schedules to this Agreement;
     (xix) made any change in any method of accounting or accounting practice that applied only to Seller and not to MedCath and its subsidiaries on a consolidated basis;
     (xx) made or deferred any capital expenditure in each case in excess of $100,000 individually and $250,000 in the aggregate; and
     (xxi) except for this Agreement, entered into any oral or written agreement, contract, commitment, arrangement or understanding with respect to any of the matters described in this Section 2.17(b).
     2.18 Employees.
     (a) Schedule 2.18(a) lists the employees of Seller and their current rates of compensation, dates of hire, status (i.e., exempt or non-exempt) and eligibility for, and participation in, Employee Benefit Plans. Except as described on Schedule 2.18(a), (i) there are no collective agreements or bargaining relationships or other contracts or understandings with any labor organization with respect to Seller’s employees, (ii) the Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller, and to the Seller’s Knowledge no such efforts have occurred within the past three years, (iii) there is no worker’s compensation liability, experience or matter outside the Ordinary Course of Business, (iv) there are no strikes, slowdowns, work stoppages, material grievances, material unfair labor practices claims or other material employee or labor disputes currently pending or threatened against or involving the Seller and none has occurred within the last three years, (v) the Seller has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act, (vi) during the three year period preceding the Closing Date, the Seller has not implemented any layoffs of employees that could implicate the Worker Adjustment and Retraining Notification Act, 29 U.S. Stat. § 2101 et seq. (the "WARN Act”), (vii) there are no pending or threatened in writing complaints or charges before any Governmental Authority regarding employment discrimination, safety or other employment-related charges or complaints, wage and hour claims, unemployment compensation claims, worker’s compensation claims or the like involving any current or former employee of Seller, (viii) Seller is in compliance in all material respects with all Legal Requirements and Contracts respecting employment and employment practices, labor relations, terms and conditions of employment and wages and hours and (ix) Buyer will not be subject to any claim or liability for severance pay as a result of the consummation of the transactions contemplated by this Agreement as long as Buyer fulfills its obligations under the term of this Agreement.
     (b) All Employee Benefit Plans maintained by the Seller or to which the Seller is obligated to contribute, are listed on Schedule 2.18(b) hereto. With respect to the Employee Benefit Plans:
     (i) a copy of each such Employee Benefit Plans has been made available to the Buyer and/or its agents;
     (ii) all such Employee Benefit Plans have been maintained, funded and administered in compliance in all material respects with all applicable Legal Requirements, including ERISA and the Code;
     (iii) no Employee Benefit Plan is or has within the last three years been subject to the minimum funding requirements of Section 412 or 430 of the Code or Title IV of ERISA;
     (iv) the Seller does not have any obligation to contribute to any “multiemployer plan” within the meaning of Section 3(37) of ERISA;
     (v) each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter or is entitled to rely on an opinion letter from the Internal Revenue Service that such Employee Benefit Plan is a “qualified plan” under Section 401(a) of the Code, the related trust is exempt from tax under Section 501(a) of the Code, and no facts or circumstances exist that would be reasonably likely to jeopardize the qualification of such Employee Benefit Plan; and
     (vi) with respect to the Employee Benefit Plans, all required contributions have been made or properly accrued on the Seller’s financial statements.
     2.19 Financial Information.
     (a) Schedule 2.19 hereto contains the following financial statements and financial information (collectively, the “Historical Financial Information”): (i) audited balance sheets and income statements of the Seller for the twelve-month periods ended September 30, 2007 and September 30, 2006; (ii) unaudited balance sheet and income statement of the Seller dated for the period from October 1, 2007 through December 31, 2007; and (iii) the most recently available unaudited balance sheet and income statement of Seller.
     The financial statements included in the Historical Financial Information have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated provided that the unaudited statements are not footnoted and are subject to customary year end adjustments, and Seller has not changed any accounting policy or methodology throughout all periods presented that applied only to Seller and not to MedCath and its subsidiaries on a consolidated basis. The balance sheets contained in the Historical Financial Information present fairly in all material respects the financial condition of Seller as of the dates indicated thereon, and the income statements contained in the Historical Financial Information present fairly in all material respects the results of operations of Seller for the periods covered thereby.
     (b) Except for (i) liabilities that are disclosed in this Agreement, the Historical Financial Statements, Contracts entered into in connection herewith and schedules and exhibits hereto and thereto, and (ii) liabilities that were incurred after February 29, 2008, in the ordinary course of business, there are no material liabilities of any nature of Seller relating to the Hospital or the Acquired Assets and Assumed Liabilities.
     2.20 Intellectual Property.
     (a) Except as described on Schedule 2.20, there is no unauthorized use, disclosure, infringement or misappropriation of any intellectual property rights of Seller, any trade secret of Seller, or any intellectual property right of any third party to the extent licensed by or through Seller, including any employee or former employee of Seller, relating in any way to any of the Acquired Assets. There are no royalties, fees or other payments payable by Seller to any Person by reason of the ownership, use, sale or disposition of intellectual property related to any of the Acquired Assets except as set forth in the Contracts.
     (b) Except as described on Schedule 2.20, Seller is not nor will be as a result of the execution and delivery of this Agreement or any of the documents described herein or the performance of its obligations under this Agreement or any of the documents described herein, in breach of any license, sublicense or other Contract relating to the intellectual property included in the Acquired Assets, provided that no representation is made regarding the absence of a breach due to the failure to obtain any required third party consent to the assignment of any Contract.
     (c) Except as described on Schedule 2.20, Seller has no patents, registered trademarks, registered service marks or registered copyrights related to any of the Acquired Assets, and Seller is not infringing upon any patents, trademarks, service marks, copyrights or in violation of any trade secret or other proprietary right of any third party related to any of the Acquired Assets. Seller has not brought any Proceeding against any third party for infringement of intellectual property or breach of any license or Contract involving intellectual property related to any of the Acquired Assets.
     2.21 Completeness of Disclosure. No representation or warranty by Seller in this Agreement or statement made by Seller in any schedule to this Agreement, or any certificate or other document furnished or to be furnished to Buyer pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will at the Closing contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or thereon or necessary to make any statement herein or therein not misleading in any material respect.
     EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 2, THE ACQUIRED ASSETS ARE BEING SOLD TO BUYER “AS IS, WHERE IS, AND WITH ALL FAULTS”, AND SELLER EXPRESSLY

DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER
     As of the Execution Date and again as of the Closing Date, Buyer represents and warrants to Seller that, except as contained in the disclosure Schedules attached hereto and incorporated herein:
     3.1 Organization, Corporate Power and Authority.
     (a) Buyer is an Ohio public benefit corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.
     (b) Buyer has full corporate power and authority to execute, deliver and perform the corporate obligations and covenants contained in this Agreement and Buyer’s Closing Documents and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and Buyer’s Closing Documents by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer. This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable in accordance with its terms, subject to applicable Exceptions. Each of Buyer’s Closing Documents, when duly executed and delivered by Buyer and the other Parties thereto, will constitute the legal, valid and binding obligation of Buyer enforceable in accordance with its respective terms, subject to applicable Exceptions.
     3.2 No Breach. Neither the execution and delivery of this Agreement and related agreements contemplated herein by Buyer nor the consummation or performance of the transactions contemplated hereby or in the Buyer’s Closing Documents will, directly or indirectly (with or without notice, lapse of time, or both): (i) conflict with or result in the breach or violation of the governing documents of or resolutions adopted by Buyer; (ii) conflict with or result in the breach or violation of any provision of any Order of any Governmental Authority, in either such case, to which Buyer, or any of the Acquired Assets, are bound, or cause any acceleration thereof; or (iii) contravene, conflict with, or result in a violation in any Legal Requirements. Except for the other approvals and consents described on Schedule 3.2, Buyer is not and will not be required to give any notice to or obtain any consent from any Governmental Authority in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     3.3 Legal Proceedings. Except as provided in Schedule 3.3, there are no Proceedings instituted, pending or threatened against Buyer that challenge, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby, and there are no Orders outstanding or threatened against Buyer that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby.

     3.4 Fees and Commissions. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of Buyer in connection with the negotiation or consummation of this Agreement or the transactions contemplated thereby, and Buyer has not directly or indirectly agreed to pay or become liable to pay any broker’s, finder’s, or originator’s fees or commissions by reason of services alleged to have been rendered for, or at the instance of, Buyer in connection with this Agreement or the transactions contemplated hereby.
     3.5 Funding of Purchase Price. The Buyer has sufficient cash available to enable it to fulfill its obligations hereunder and to make payment of all amounts to be paid by it hereunder on the Closing Date, it being acknowledged that there is no financing contingency as a condition to Buyer’s obligation to complete this transaction.
ARTICLE 4
CONDITIONS TO THE OBLIGATIONS OF BUYER
     The obligations of Buyer to consummate the purchase of the Acquired Assets and any other transaction contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions:
     4.1 Representations and Warranties to be True and Correct. The representations and warranties of Seller contained in ARTICLE 2 shall be true, complete and correct in all material respects on and as of the Execution Date and the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and an officer of Seller shall have certified to such effect to Buyer in writing. Notwithstanding the foregoing, Buyer acknowledges and agrees that, except for the failure or alleged failure of the representations and warranties set forth in Sections 2.1(b), 2.3 and 2.10 or the identification of a Material Structural Problem or Material Environmental Problem (as such terms are defined in the Escrow Agreement), Buyer will not assert the breach or alleged breach of any representation or warranty made by the Seller as a basis for not consummating the transactions contemplated by this Agreement and the sole and exclusive remedy of the Buyer for the breach of any such representation and warranty is indemnification as and to the extent set forth in ARTICLE 8.
     4.2 Covenants. Seller shall have performed and complied with all of its covenants hereunder through Closing.
     4.3 No Action or Proceeding. No Order of any Governmental Authority restraining, enjoining or otherwise preventing or delaying the consummation of this Agreement or the transactions contemplated hereby shall be outstanding, and no Proceedings or investigations by or before, or otherwise involving, any Governmental Authority shall be threatened or pending against Seller or Buyer which seeks to enjoin or prevent the consummation of the transactions contemplated under this Agreement or which seeks damages in connection with the transactions contemplated hereby.
     4.4 Seller’s Closing Deliverables. Buyer and its counsel shall have received executed copies of the following documents (the “Seller’s Closing Documents”):

     (a) Bill of Sale and Assignment. A bill of sale and assignment, substantially in the form attached hereto as Exhibit C, executed by Seller conveying to Buyer good and marketable title to all tangible assets, including Personal Property, which are a part of the Acquired Assets and good and marketable title to all intangible assets which are a part of the Acquired Assets, free and clear of all encumbrances (other than Permitted Real Property Encumbrances and those of lessors under Personal Property Leases which are operating leases under GAAP).
     (b) Assignment and Assumption Agreement. Assignment and assumption agreement, substantially in the form attached hereto as Exhibit D (the “Assignment and Assumption Agreement”) executed by Seller: (i) conveying to Buyer all of Seller’s right, title and interest in, to and under the Assumed Contracts and, by one or more separate instruments, the Real Property Leases and Licenses, and (ii) pursuant to which Buyer shall assume the future payment and performance of the Assumed Liabilities.
     (c) Deed. For each interest of Seller in the Owned Real Property, as applicable, a recordable limited warranty deed (a “Deed”) in the form attached hereto as Exhibit E executed by Seller.
     (d) Authorizing Resolutions. Copies of duly adopted resolutions of the board of directors of Seller, authorizing and approving Seller’s performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the Seller’s Closing Documents, certified by the appropriate officer or officers of Seller as true and in full force and effect as of the Closing.
     (e) Certificates. Receipt of certificates executed by Seller and dated as of the Closing Date and reasonably satisfactory in form and substance to Buyer, certifying that (i) each of the representations and warranties of Seller contained herein is true and correct on and as of the Closing Date, and (ii) Seller shall have performed and complied with all agreements, obligations, covenants and conditions required to be performed or complied with by them pursuant hereto on or prior to the Closing Date, except as may have been waived in writing by Buyer.
     (f) Secretary’s Certificate. A certificate of the Secretary or an Assistant Secretary of Seller dated as of the Closing Date and certifying: (i) that attached thereto is a true and complete copy of all resolutions adopted by the members of Seller authorizing the execution, delivery, and performance of this Agreement and all transactions contemplated by this Agreement and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; and (ii) to the incumbency and specimen signature of each officer of Seller executing this Agreement or the other documents to be delivered by Seller pursuant to this Agreement, and a certification by another officer of Seller as to the incumbency and signature of the officer signing the certificate referred to in this Section 4.4(f).
     (g) Transition Services Agreement. To the extent determined necessary by good faith negotiation by and between Buyer and MedCath, MedCath shall have executed and delivered a Transition Services Agreement with terms and conditions substantially similar to those set forth in the form attached hereto as Exhibit F.

     (h) Real Property Transfers. Such documents as the Title Company reasonably and customarily requires in connection with the issuance of a standard title insurance policy, including a standard title insurance agreement or affidavit necessary to cause the Title Company to delete all standard printed title exceptions from the Title Policy certifying, among other things, as to the absence of and providing for indemnity by Seller from mechanic’s and materialmen’s liens, tenants and parties in possession, Seller’s authority documents and Seller’s legal existence and good standing certificates.
     (i) FIRPTA Certificate. A FIRPTA certificate, executed by Seller certifying Seller’s U.S. taxpayer identification number and that Seller is not a foreign Person, within the meaning of Section 1445 of the Code.
     (j) Certificate of Good Standing. A certificate of good standing of Buyer from the Secretary of State of the State of Ohio dated no earlier than ten (10) days prior to the Closing.
     4.5 No Material Casualty. Between the Execution Date and the Effective Time, no Material Casualty shall have occurred. A “Material Casualty” shall mean damage or destruction of any part of the Acquired Assets by fire or the elements or by any other cause and the cost to repair such damage is reasonably likely to exceed Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000.00). In the event of a Material Casualty, Seller shall within fifteen (15) business days after such Material Casualty provide written notice thereof to Buyer. Such notice shall include copies of all insurance policies then in force relating to the Acquired Assets covering such Material Casualty and, Seller’s initial good faith estimate of the cost to repair such damage or destruction (“Cost Estimate”). Buyer may, by written notice to Seller within twenty (20) days after Buyer’s receipt of notice of the Material Casualty, elect in writing to terminate this Agreement. Should Buyer terminate this Agreement in accordance with the provisions of this Section 4.5, this Agreement shall be terminated. If any part of the Acquired Assets is damaged or destroyed prior to the Closing Date but this Agreement cannot be terminated or is not terminated by Buyer, this Agreement shall not be affected and the parties shall not be excused from performance hereunder, but, as of the Effective Time, at Buyer’s request, Seller shall assign to Buyer all of its right, title and interest in and to the proceeds of insurance insuring against the loss and Seller’s interest in sums payable thereunder or, to the extent that such proceeds are less than the Cost Estimate, make payment to Buyer in amount that together with such proceeds equals the Cost Estimate.
ARTICLE 5
CONDITIONS TO THE OBLIGATIONS OF SELLER
     The obligations of Seller to consummate the sale of the Acquired Assets and any other transaction contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions.
     5.1 Representations and Warranties to be True and Correct. The representations and warranties of Buyer contained in ARTICLE 3 shall be true, complete and correct in all material respects (except to the extent qualified by materiality or Material Adverse Effect, in which case they shall be true and correct in all respects) on and as of the Execution Date and the

Closing Date, with the same effect as though such representations and warranties had been made on and as of such date, and an officer of Buyer shall have certified to such effect to Seller in writing. Notwithstanding the foregoing, Seller acknowledges and agrees that Seller will not assert the breach or alleged breach of any representation or warranty made by Buyer as a basis for not consummating the transactions contemplated by this Agreement and the sole and exclusive remedy of Seller for the breach of any such representation and warranty is indemnification as and to the extent set forth in ARTICLE 8.
     5.2 Performance. Buyer shall have performed and complied in all material respects with all of its covenants hereunder through Closing.
     5.3 No Action or Proceeding. No Order of any Governmental Authority restraining, enjoining or otherwise preventing or delaying the consummation of this Agreement or the transactions contemplated hereby shall be outstanding, and no Proceeding or investigations by or before, or otherwise involving, any Governmental Authority shall be threatened or pending against Seller or Buyer which seeks to enjoin or prevent the consummation of the transactions contemplated under this Agreement or which seeks material damages in connection with the transactions contemplated hereby.
     5.4 Buyer’s Closing Deliverables. Seller and their counsel shall have received executed copies of the following documents (the “Buyer’s Closing Documents”):
     (a) Assignment and Assumption Agreement. The Assignment and Assumption Agreement executed by Buyer, pursuant to which Buyer shall assume the future payment and performance of the Assumed Liabilities.
     (b) Certificates. Receipt of a certificate executed by Buyer, dated as of the Closing Date and reasonably satisfactory in form and substance to Seller, certifying that (i) each of the representations and warranties of Buyer contained herein is true and correct in all material respects on and as of the Closing Date, and (ii) Buyer has performed and complied in all material respects with all agreements, obligations, covenants, and conditions required to be performed or complied with by them pursuant hereto on or prior to the Closing Date, except as may have been waived in writing by Seller.
     (c) Certificate of Good Standing. A certificate of good standing of Buyer from the Secretary of State of the State of Ohio dated no earlier than ten (10) days prior to the Closing.
     (d) Secretary’s Certificate. A certificate of the Secretary or an Assistant Secretary of Buyer dated as of the Closing Date and certifying: (i) that attached thereto is a true and complete copy of all resolutions adopted by the members of Buyer authorizing the execution, delivery, and performance of this Agreement and all transactions contemplated by this Agreement and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; and (ii) to the incumbency and specimen signature of each officer of Buyer executing this Agreement or the other documents to be delivered by Buyer pursuant to this Agreement, and a certification by another officer of Buyer as to the incumbency and signature of the officer signing the certificate referred to in this Section 5.4(d).

     (e) Transition Services Agreement. To the extent determined necessary by good faith negotiation by and between Buyer and MedCath, Buyer shall have executed and delivered a Transition Services Agreement with terms and conditions substantially similar to those set forth in the form attached hereto as Exhibit F.
ARTICLE 6
ADDITIONAL AGREEMENTS
     6.1 Retention and Access to Records. After the Closing Date, Buyer shall retain the Transferred Records for a period consistent with Buyer’s record retention policies and practices, but in any event for at least the minimum period for which such Transferred Records are required to be retained under applicable Legal Requirements. Buyer also shall provide Seller and MedCath and their representatives reasonable access thereto, during normal business hours and on reasonable prior written notice, to enable them to prepare financial statements, tax returns, respond to tax audits or any other reasonable business purpose. Seller shall retain copies of all records that may pertain to any Excluded Liabilities or Excluded Assets. After the Closing Date, Seller shall provide Buyer and its representatives reasonable access to Excluded Records during normal business hours and on reasonable prior written notice, for any reasonable business purpose.
     6.2 Access to Acquired Assets; Contracts.
     (a) Between the Execution Date and the Closing Date, Seller shall afford to the authorized representatives and agents of Buyer reasonable access to and the right to inspect the plants, properties, books and records of Seller relating to the Business and the Acquired Assets, and will furnish Buyer with such additional financial and operating data and other information as to the Business and the Acquired Assets as Buyer may from time to time reasonably request. Buyer’s right of access and inspection shall be made in such a manner as not to interfere unreasonably with the operation of Seller’s Business or Seller’s use of the Acquired Assets. Buyer may not conduct any borings, drilling or other non-destructive testing without first requesting and obtaining Seller’s prior written consent, which shall not be unreasonably withheld. Buyer shall keep all information and data received or discovered in connection with the due diligence inspections of the Acquired Assets strictly confidential, sharing all such information only with its consultants, its lenders, and any potential equity investors in the Buyer entity. Buyer agrees that it will restore the Acquired Assets to its condition prior to conducting any tests or inspections. Buyer will indemnify and hold Seller harmless from any and all liability for property damage and/or personal injuries arising out of or related in any way to the activities of Buyer or its contractors, agents, or employees in their conduct of any such investigations and tests.
     (b) This Agreement shall not constitute an attempt to assign any Acquired Asset or assume any Assumed Liability, if the attempted assignment or assumption of same, as a result of the absence of a consent or authorization of a third party, would constitute a breach or default under any lease, agreement or commitment or would in any way adversely affect the rights, or increase the obligations, of Buyer or Seller with respect thereto. Except as otherwise agreed to by the Parties, Buyer and Seller shall cooperate in good faith for obtaining any consent or authorization of a third party necessary for the assignment of any Acquired Asset to Buyer or the assumption by Buyer of any Assumed Liability. With respect to any Acquired Asset, if Seller fails to obtain the consent or authorization necessary for the assignment of such Acquired Asset prior to Closing, then Buyer may, at its option and expense, require Seller to enter into such arrangement (including sublease, agency, pass through, indemnity or payment arrangement) as reasonably necessary to provide Buyer with the benefits of such Acquired Asset. With respect to any Assumed Liability, Buyer agrees to cooperate with Seller to the extent reasonably necessary to relieve Seller from the obligations of such Assumed Liability.
     (c) As of the Execution Date, Buyer and Seller have not fully identified the Assumed Contracts referenced in Section 1.1(d) or the Excluded Contracts, other than those Excluded Contracts described in Section 1.2(a) or 6.2(e). Schedule 6.2(c)(i) contains Seller’s preliminary, good faith determination of those Contracts in effect as of the Execution Date (collectively, the “Existing Contracts”), and Schedule 6.2(c)(ii) contains the preliminary determination of Buyer as to whether it will assume or require termination of such Existing Contracts (each a “Buyer Determined Contract”). Contingent upon the Closing, Seller agrees to terminate each such Buyer Determined Contract that Buyer has designated on Schedule 6.2(c)(ii) for termination if such Contract is permitted to be terminated by Seller in accordance with its terms , and, subject to Section 6.2(e), each such Buyer Determined Contract shall be an Excluded Contract. Contingent upon the Closing, Seller agrees to assign to Buyer all other Buyer Determined Contracts and each such Buyer Determined Contract shall be an Assumed Contract.
     (d) Between the Execution Date and the Closing Date, Buyer and Seller shall work in good faith to (i) identify any Contracts identified by Seller on Schedule 6.2(c)(i) as an Existing Contract for which Buyer has not reached a determination as to whether it will assume or seek termination of such Existing Contract on Schedule 6.2(c)(ii), (ii) identify any other Contract that, despite Buyer or Seller’s good faith effort, as the case may be, was not included on Schedule 6.2(c)(i) or Schedule 6.2(c)(ii) as of the Execution Date (each a “Buyer Undetermined Contract”) or (iii) any Contract that Buyer or Seller determines was erroneously included preliminarily on Schedule 6.2(c)(i) or Schedule 6.2(c)(ii) as of the Execution Date . Upon written request by Buyer, Seller agrees to terminate, contingent upon the Closing, any such Buyer Undetermined Contract if such Contract is permitted to be terminated by Seller in accordance with its terms ,. Subject to the provisions of Section 6.2(e), each Buyer Undetermined Contract that is terminated pursuant to this Section 6.2(d) shall be an Excluded Contract. Each Buyer Undetermined Contract that is not terminated in accordance with this Section 6.2(d) shall be an Assumed Contract.
     (e) With respect to the termination of any Contract by Seller pursuant to this Section 6.2, Seller shall be entitled to pursue such terminations in a manner that will not result in Seller incurring any losses, cost or expense relating to such termination if the Closing does not occur. Buyer acknowledges and agrees that, with respect to any Contract for which it has sought termination pursuant to this Section 6.2 or for any other Contract which Buyer does not indicate is to terminated or assumed, it shall indemnify and hold Seller harmless against any cost, expense or other Loss arising from such Contract from and after the Effective Time and from any cost, expense or other Loss arising from either the termination of such Contract or the failure to obtain a third party consent to the assignment of such Contract to Buyer . Notwithstanding the foregoing, Seller acknowledges and agrees that, in no circumstance, shall

Buyer have any liability to Seller if Seller may terminate such Contract upon 30 days or less written notice without cost or penalty to Seller.
     (f) Notwithstanding the foregoing, as of the Execution Date, all Contracts which involve Seller’s licensing or use of software shall be deemed to be Excluded Contracts.   Between the Execution Date and the Closing Date, the parties shall prepare a list of Seller’s software Contracts which Buyer desires to assume. The parties shall cooperate in good faith to seek to obtain any needed third party consents to such software contract assignments to Buyer, provided that Seller shall not be obligated to incur any cost or expense in order to obtain such consents.  If any such required consents to software contract assignments are obtained, then such Contracts shall thereafter be Assumed Contracts. The schedules which are intended to identify software Contracts as Assumed Contracts or Excluded Contracts shall be finalized by Seller based upon the terms of this Section 6.2(f).
     6.3 Misdirected Payments. Seller shall promptly remit to Buyer any monies received by Seller after Closing constituting or in respect of the Acquired Assets or Assumed Liabilities or Buyer’s operation of the Business on or following the Effective Time. Buyer shall promptly remit to Seller any monies received by Buyer after Closing constituting or in respect of the Excluded Assets or Excluded Liabilities or Seller’s operation of the Business prior to the Effective Time.
     6.4 Cooperation on Tax Matters. Following the Closing, the Parties shall reasonably cooperate with each other and shall make available to the other, as reasonably requested and at the expense of the requesting Party (but including only out-of-pocket expenses to third parties, photocopying and delivery costs and not the costs incurred by any Party for the wages or other benefits paid to its officers, directors or employees), to any Tax authority, all information, records or documents relating to Tax liabilities or potential Tax liabilities, if any, of Seller for all periods on or prior to the Closing and any information which is relevant to determining the amount payable under this Agreement, and shall preserve all such information, records and documents (to the extent a part of the Acquired Assets delivered to Buyer at Closing) until the expiration of any applicable statute of limitations or extensions thereof. Seller shall make available to Buyer the records of individual wages of all employees, as well as copies of state unemployment Tax returns, to the extent reasonably necessary for Buyer to verify future unemployment Tax rates and to calculate the correct taxable payroll for the remainder of the calendar year in which the transaction occurs. Seller shall file terminating Forms W-2 and Forms 1099 with respect to all periods ending prior to the Closing Date, as appropriate.
     6.5 Third Party Litigation Cooperation. Seller, on the one hand, and Buyer, on the other hand, shall cooperate with the other, at the requesting Party’s expense (but including only direct out-of-pocket expenses to third parties, photocopying and delivery costs, and not the indirect costs incurred by any Party, such as the wages or other benefits paid to its officers, directors or employees), in furnishing reasonably available information, testimony and other assistance in connection with any actions, Tax or cost report audits, Proceedings, arrangements or disputes involving any of the Parties hereto (other than in connection with disputes between the Parties hereto) and relating to the Acquired Assets, the Excluded Assets, Excluded Liabilities or Assumed Liabilities or the transactions contemplated hereby, including arranging discussions with, and the calling as witnesses of, officers, directors, employees, agents and representatives of any Party.
     6.6 Confidentiality; Publicity.
     (a) All information, instruments, documents and details concerning the respective Businesses of Buyer and Seller prior to the Closing are strictly confidential, and Seller and Buyer covenant and agree that they will not, nor will they allow any of their respective officers, directors, employees, attorneys or agents (including professional advisors) to, reproduce, distribute or disclose any matters relating to the business of the other prior to the Closing or relating to the proposed transaction, this Agreement, its negotiation, terms, provisions or conditions, including the Purchase Price (collectively, the “Confidential Information”), except for disclosure to their respective professional advisors (who shall be similarly bound) as reasonably necessary to effect the transactions contemplated hereby and in a manner consistent with the provisions of this Agreement.
     (b) Notwithstanding the foregoing, (i) nothing contained in this Section 6.5 shall prohibit either Buyer or Seller from disclosing the transactions contemplated hereby to Governmental Authorities to the extent reasonably necessary to obtain the Licenses, participations and accreditations contemplated hereby or any other Governmental Authority approvals as may be required for the transactions contemplated hereby; (ii) Buyer and Seller shall be entitled to disclose to third parties such information regarding the transactions contemplated hereby as is necessary to obtain such third parties’ consents to the assignment of any Assumed Contract; (iii) each Party shall be entitled to disclose any information relating to a breach by another Party of any of its obligations under this Agreement, but only in connection with a Proceeding as described on Section 9.14 or Section 9.18 and (iv) disclosures required by any Legal Requirements are permitted.
     (c) Without limiting the generality of the foregoing, except as specifically permitted by this Section 6.6 or as required by any Legal Requirement, no public announcement or other disclosure of the proposed sale or acquisition of the Acquired Assets or any Confidential Information shall be made by or on behalf of either Buyer or Seller without the prior written consent of the other Party and such other Party’s prior approval of the form and content of the same, which consent and approval shall not be unreasonably withheld or delayed.
     (d) Except as specifically permitted by this Section 6.6, each Party shall keep all Confidential Information obtained from any other Party either before or after the date of this Agreement confidential, and no Party shall directly or indirectly, use, transfer, distribute, disclose or reveal such information to, nor produce copies of any such written information for, any Person outside its management group or its professional advisors without the prior written consent of the other Parties, unless the disclosing Party is compelled or required to disclose such information by judicial or administrative process or by any other Legal Requirements (including applicable securities laws). If the sale contemplated by this Agreement should fail to close for any reason, each Party shall return to the other or, in the case of copies, destroy as soon as possible all originals and copies of written information provided to such Party by or on behalf of such other Parties as well as all summaries, analyses, notes, and other embodiments of such information (except an attorneys’ archival copy for records purposes only), and none of such information shall be used by any Party, or its employees, agents or representatives, in the business operations of any Person.
     (e) Notwithstanding the foregoing, each Party’s obligations under this Section 6.6 shall not apply to any information or document which is or becomes available to the public (other than as a result of a disclosure in violation of any obligation or agreement) or becomes available to the Party on a non-confidential basis from a source other than another Party or its officers, directors, employees or agents. The Parties’ obligations under this Section 6.6 shall survive for two (2) years after the termination of this Agreement or the Closing and shall be subject to all applicable Legal Requirements.
     6.7 Cooperation.
     (a) The Parties shall reasonably cooperate with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (i) furnish upon written request to each other such further information; (ii) execute and deliver to each other such other documents; (iii) cooperate and provide reasonable assistance during any payroll transition; and (iv) do such other acts and things, all as the other Party may reasonably request, for the purpose of carrying out the intent of this Agreement and the contemplated transaction.
     (b) Buyer, upon reasonable notice from Seller, during normal business hours, will cooperate with Seller in regard to the preparation, filing, handling and appeals of all cost reports relating to the Business for relevant periods or required as a result of the transactions described herein, including, without limitation, those relating to the Medicare and Medicaid programs. Each Party will, upon reasonable notice to the other, during normal business hours, and subject to applicable Legal Requirements regarding privilege or confidentiality of patient records, provide reasonable access to the other Party to all records of the Business and will allow the other Party to copy any documents reasonably relating to the cost reports and appeals thereof. Each Party agrees to forward to the other copies of all correspondence relating to the cost reports received from Medicare, Medicaid, TRICARE, or any other third party payor within five (5) business days of receipt. Each Party also agrees to inform the other of all audits or other proceedings with respect to the cost reports within five (5) business days of notification. Additionally, each Party agrees to use its reasonable best efforts to ensure the other’s right of access for at least three (3) years from the Closing Date in the event of any subsequent sale of the Business.
     6.8 Costs and Charges.
     (a) Transfer and Other Taxes. Seller shall be responsible for the cost of any and all state, county, local and municipal transfer and/or excise stamps or Taxes, however denominated, required as a result of the transfer of the Real Property and other Acquired Assets hereunder to Buyer. Buyer shall solely bear the cost of placing a mortgage or deed of trust, if any, on the Real Property, including any and all state, county and municipal mortgage Taxes.
     (b) Title and Recording Charges. Buyer shall be responsible for the cost of: (i) recording fees for the Deeds; (ii) the cost of any title search and title insurance commitment fees;

(iii) the cost of owner’s Title Policy; and (iv) the cost of recording fees for any Buyer financing documents.
     (c) Professional Fees. Buyer and Seller shall each pay their own professionals’ fees and expenses, including those of attorneys, investment bankers and accountants.
     6.9 Employees.
     (a) Except as set forth on Schedule 6.9(a), Buyer shall offer employment to all employees of the Seller who are employed by the Seller and not on leave of any sort as of the Closing, and shall continue such employment for employees who accept such offer for no less than ninety (90) days, with a position at the salary or wage no lower than the position and salary or wage of such Transferred Employee immediately preceding the Effective Time. The only employees of Seller who are on leave as of the Execution Date are identified on Schedule 6.9(a). Notwithstanding the foregoing, Buyer shall not be required to hire any former employee of Buyer whose employment record indicates such person is ineligible for rehire with Buyer (consistent with Buyer’s standard practices with respect to employment of former employees). For purposes of this Agreement, employees who accept employment with the Buyer shall be referred to herein as the "Transferred Employees.”
     (b) From and after the Effective Time, Buyer shall provide (or cause to be provided) all Transferred Employees with benefits and Employee Benefit Plans and programs substantially comparable to the benefits and employee benefit plans and programs provided to similarly situated employees of Buyer or its Affiliates. For purposes of eligibility to participate in and vesting of benefits under all such Employee Benefit Plans and programs, each Transferred Employee shall be credited with all of his or her service with Seller and any Seller Affiliate. In addition, Buyer shall cause each such Buyer employee benefit plan or program that is a health or welfare plan to (i) waive or cause to be waived any waiting period and any preexisting condition or restriction for Transferred Employees and their dependents and (ii) credit each Transferred Employee for all deductibles paid by such Transferred Employee under the corresponding Seller or Seller Affiliate Employee Benefit Plan for the portion of the plan year preceding the Closing Date, provided Buyer or the administrator of Buyer’s Employee Benefit Plan provides to Seller the data necessary for Seller to comply with this clause (ii).
     (c) Seller shall not increase the compensation or benefits of any officers from the Execution Date through the Effective Time.
     (d) Buyer shall cause a qualified defined contribution plan maintained by Buyer or a Buyer Affiliate to accept as a rollover contribution each Transferred Employee’s eligible rollover distribution, both cash and in kind in the form of any outstanding loans, from the Seller’s defined contribution plan. Notwithstanding the foregoing, if Buyer determines in good faith within thirty (30) days following the Execution Date that a qualified defined contribution plan maintained by Buyer or a Buyer Affiliate is unable to accept as a rollover contribution the portion of any such Transferred Employee’s distribution that represents an outstanding loan established under Seller’s defined contribution plan, then Buyer shall offer to each of such Transferred Employees an alternative arrangement that complies with applicable Legal Requirements to hold such Transferred Employee harmless against the acceleration of the repayment of such loan and the adverse tax consequences associated with any such acceleration. Such alternative arrangement may include, among other options, Buyer’s offering to make a short-term, bridge loan to each of such Transferred Employees for the outstanding balance of his or her participant loan under Seller’s defined contribution plan (the proceeds of which shall be used to repay such outstanding participant loan under Seller’s defined contribution plan) in consideration for the commitment by each of such Transferred Employees who accept Buyer’s offer to repay such short-term, bridge-loan as soon as administratively feasible following the completion of the rollover of the distribution from Seller’s defined contribution plan to Buyer’s defined contribution plan with proceeds of a new participant loan from Buyer’s defined contribution plan. Buyer further agrees to indemnify and hold Seller, MedCath, and Investor Members harmless from and against any claim asserted by a Transferred Employee arising from the acceleration of any repayment of any loan established under Seller’s defined contribution plan as a result of this transaction and/or the adverse tax consequences associated with such acceleration.
     (e) Effective as of Closing, Buyer shall (i) credit each Transferred Employee with his or her Accrued PTO, (ii) make such Accrued PTO available to such Transferred Employee at the same times and in the same form as such Accrued PTO was available under Seller’s Employee Benefit Plans and (iii) provide such Accrued PTO in addition to, and not in lieu of, any paid time off accrued for service from and after the Closing under Buyer’s employee benefit plans.
     (f) Notwithstanding any other provision of this Agreement to the contrary, (i) Seller or a Seller Affiliate shall retain sponsorship of each Employee Benefit Plan, program, or arrangement sponsored by Seller or any Seller Affiliate, (ii) Buyer shall not be entitled to any asset of (or associated with), or assume or be liable for any obligation of, any Employee Benefit Plan (or associated contract) or other such Employee Benefit Plan, program, or arrangement sponsored by Seller or any Seller Affiliate, and (iii) no Employee Benefit Plan (or associated contract) or other such Employee Benefit Plan, program, or arrangement sponsored by Seller or any Seller Affiliate shall be considered to be a purchased “Asset,” a “Contract,” or an “Assumed Liability” for purposes of this Agreement.
     (g) Seller or a Seller Affiliate shall provide continuation coverage, to the extent it is required to do so under COBRA, (i) to all former employees of Seller (and its Affiliates) who incur COBRA “qualifying events” prior to the Effective Time (and their covered dependents) and (ii) to all employees who do not become Transferred Employees (and their covered dependents). Buyer shall be responsible and liable for (and Seller shall not be so responsible or liable for) providing COBRA continuation coverage to all Transferred Employees and their dependents who experience a qualifying event after the Effective Time.
     (h) Buyer shall employ and retain for such period of time following the Closing Date such number of Transferred Employees as shall be necessary to avoid any potential liability by Seller for a violation of the Workers Adjustment and Retraining Notification Act, 29 U.S. Stat. § 2101 et seq. (the “WARN Act”), attendant to Seller’s (or Seller Affiliate’s) failure to notify such Transferred Employees of a “mass layoff” or “plant closing” (as such terms are defined in the WARN Act). Buyer shall be liable and responsible for any notification required under the WARN Act (or under any similar state or local Laws) and Buyer shall indemnify and hold Seller and its Affiliates harmless from and against any liability asserted against Seller or any Seller affiliate under the WARN Act as a result of Buyer’s failure to comply with the provision of the

WARN Act as of or after the Closing Date or Buyer’s failure to comply with the provisions of this Section 6.9(h).
     (i) At the Closing, Seller shall deliver to Buyer copies of all personnel records of the Transferred Employees. Seller shall coordinate with Buyer promptly after the Execution Date to provide Buyer reasonable access to employees of Seller and its Affiliates and shall provide to Buyer employee data and information in each case to complete the documentation necessary to enroll Transferred Employees in the employee benefit plans to be provided to Transferred Employees by Buyer and its Affiliates from and after the Effective Time.
     6.10 Medicare and Medicaid Cost Reports. Seller shall timely file all Medicare and Medicaid cost reports for all cost reporting periods prior to the Effective Time for which the deadline for filing will arise after the Closing Date in accordance with all applicable Legal Requirements. Seller shall be liable for any Medicare or Medicaid overpayments or any other financial obligations arising from any adjustments or reductions in Medicare or Medicaid reimbursement for the period of time prior to the Effective Time or for any other obligations imposed by either the Medicare or Medicaid program for the period of time prior to the Effective Time.
     6.11 Non-Competition and Non-Solicitation.
     (a) Except as provided below in this Section 6.11, each of Seller, MedCath and Investor Members, in consideration for the payment due to them under Section 1.5(c) hereof,  covenants and agrees that from and after the Execution Date and until the fifth (5th) anniversary of the Execution Date (the “Noncompetition Period”), neither he, she, it nor any of his, her or its Affiliates or Affiliated Persons shall, directly or indirectly, engage anywhere within the Prohibited Territory in the ownership, management, operation, administration or control of, or invest in, be employed by or otherwise provide administrative, employment or consulting services to any Person engaged in or planning to become engaged in the ownership, management, operation, administration or control of, a hospital that provides acute care cardiac services, cardiac catheterization laboratory, cardiac diagnostic imaging center, cardiac management services organization, heart treatment center or program or any other business or business activity which is substantially similar to the Business.  Notwithstanding the foregoing, Seller, MedCath and Investor Members each shall be permitted to (i) own not more than three percent (3%) of the outstanding shares of a publicly-held entity which has shares listed for trading on a securities exchange registered with the Securities and Exchange Commission or through the automated quotation system of a registered securities association; (ii), with respect to each Investor Member licensed to practice medicine in the State of Ohio, serve as a medical director at a hospital or maintain a private practice for the performance of professional medical services excluding the provision of any cardiac diagnostic imaging, cardiac catheterization laboratory or cardiac management services; provided, however, that the restrictions set forth in this Section 6.11 shall not apply to such Investor Member’s performance of cardiac diagnostic imaging services performed in an office-based setting and billed under such Investor Member’s provider number; and (iii), with respect to each Investor Member licensed to practice medicine in the State of Ohio, maintain its ownership interest in effect as of the Execution Date in the facilities  known as “The Medical Center at Elizabeth Place” or “Dayton Rehabilitation Institute” for so long as such facilities do not provide acute care cardiac services other than those services provided by such facilities as of the Execution Date.  Each Investor Member that is a professional organization that holds an investment interest in Seller on behalf of one or more physicians agrees to cause such physicians to comply with the restrictions set forth in this Section 6.11.
     (b) Except for the services to be performed or provided pursuant to the Transition Services Agreement, if any, during the Noncompetition Period, each of Seller, MedCath and Investor Members agrees not to, directly or indirectly, within the Prohibited Territories (i) induce or attempt to induce any employee of Seller who becomes an employee of Buyer or its Affiliates in connection with the purchase of the Acquired Assets to leave the employ of Buyer or its Affiliates; (ii) in any way interfere with the relationship between Buyer or its Affiliates and any such employee; (iii) employ or otherwise engage as an employee, independent contractor or otherwise any such employee of Buyer or its Affiliates; or (iv) induce or attempt to induce any customer, supplier, licensee or other Person to cease doing business with Buyer or its Affiliates or in any way interfere with the relationship between any such customer, supplier, licensee or other Person and the Buyer or its Affiliates, provided that general advertising in the media to which an employee responds and which results in employment by Seller or Parent shall not be a violation of this Agreement.
     (c) If, at the time of enforcement of this Section 6.11, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. The Parties agree that money damages would be an inadequate remedy for any breach of this Section 6.11. Therefore, in the event of a breach or threatened breach of this Section 6.11, the Buyer or its successors or assigns may, in addition to any other rights or remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 6.11.
     (d) Notwithstanding anything herein to the contrary:
     (i) Nothing herein shall restrict or prohibit any competition by hospitals and other healthcare facilities owned or managed by an unrelated third party which after the Closing Date purchases a majority of the capital stock of MedCath , merges with or into MedCath, purchases all or substantially all of its assets or enters into other substantially comparable transaction (a “MedCath Change of Control”) but only to the extent such competing hospitals or facilities are owned or managed by such third party as of the date of the closing of such MedCath Change of Control, and
     (ii) If after the Closing Date, MedCath purchases (whether by purchase of stock, assets or merger) a third party that owns multiple hospitals or other healthcare facilities, one of which is in the Prohibited Territory and competes in the Business, there shall be no violation of this Section 6.11 as long as MedCath causes such competing hospital or facility to be sold to an unrelated third party within eighteen (18) months.

     6.12 Change of Name. On or before the Closing Date, Seller shall (a) amend its charter and take all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present name, in Buyer’s judgment, to avoid confusion, and (b) take all actions requested by Buyer to enable Buyer to use any names acquired by Buyer at the Closing. From and after the Closing Date, Seller shall make no further use of (i) the name “Dayton Heart Hospital LLC” or any derivative thereof, or (ii) any other name that, in Buyer’s reasonable judgment, is sufficiently similar to “Dayton Heart Hospital, LLC” so as to potentially cause confusion.
     6.13 Contact with Employees and Vendors. Prior to the Closing, neither the Buyer nor any of the Buyer’s representatives shall contact or otherwise communicate with any employees, vendors or suppliers of the Seller in connection with or regarding the transactions contemplated hereby, except to the extent approved in writing by Edwin French or his designee.
     6.14 Conduct of the Company. During the period from the date of this Agreement and continuing until the Closing, the Seller agrees that, except as expressly contemplated or permitted by this Agreement or the Schedules; as required by any Legal Requirement; or to the extent that the Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed:
     (a) the Seller shall use reasonable efforts to carry on its business in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted; provided, however, that no action by the Seller with respect to matters specifically addressed by any other provision of this Section 6.14 shall be deemed a breach of this Section 6.14, unless such action would constitute a breach of one or more of such other provisions;
     (b) other than as may be required by or in conformance with Legal Requirements in order to permit or facilitate the consummation of the transactions contemplated hereby or the transactions disclosed in the Schedules, the Seller shall not sell, encumber or otherwise dispose of, or agree to sell, encumber or otherwise dispose of, any of its material assets other than in the ordinary course of business consistent with past practice;
     (c) other than as required by an existing contract or agreement as in effect on the date hereof and other than in the ordinary course of business consistent with past practice, the Company shall not (i) increase the amount of cash compensation or severance pay of any officer, (ii) make any material increase in, or commitment to increase materially, any employee benefits or (iii) adopt or make any commitment to adopt any material new Employee Benefit Plan or make any material contribution, other than regularly scheduled contributions, to any Employee Benefit Plan.
     6.15 Billing for Transition Patients.
     (a) To assist in determining the payments to Buyer and Seller from payors for services provided to patients admitted to the Hospital prior to the Effective Time and discharged after the Effective Time (“Transition Patients”), the parties shall take the following actions: If the Hospital is reimbursed on an interim basis under the Medicare program on a periodic interim payment (“PIP”) basis and if Buyer receives any PIP payments from the Medicare program or other payor associated with the operations of the Hospital relating solely to periods prior to the Effective Time, Buyer shall promptly forward such payment to Seller. If Buyer or Seller receives any PIP payments from the Medicare program or other payor associated with the operations of the Hospital relating to periods prior to the Effective Time, or where cut-off billings cannot be done as of the Effective Time, the Parties agree to value such amounts applicable to the period prior to the Effective Time on the one hand, and value such amounts applicable to the period after the Effective Time on the other hand, based on the actual date services, procedures, supplies and devices were rendered to the Transition Patient as determined by a review of patient records. The amount of PIP payments valued and owed to Buyer as described in the prior sentence shall promptly be paid to Buyer by Seller if Seller receives the PIP payment from the payor, and the amount valued and owed to Seller as described in the prior sentence shall promptly be paid to Seller by Buyer if Buyer receives the PIP payment.
     (b) With respect to Medicare, Medicaid, TRICARE and other patients admitted to the Hospital prior to the Effective Time and discharged after the Effective Time who are enrolled in health insurance programs that reimburse for services and items on a cost- or case-based methodology (“Straddle Patients”), Seller shall prepare cut-off claims through the Effective Time for all Straddle Patients in, or receiving services from, the Hospital. If Buyer receives any payments for Straddle Patients associated with the operations of the Hospital relating solely to periods prior to the Effective Time, Buyer shall promptly forward such payment to Seller.
ARTICLE 7
TERMINATION
     7.1 Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by the mutual written consent of the Buyer and the Seller;
     (b) by the Seller, if there has been a material breach by the Buyer of any covenant, representation or other agreement or term contained herein which has prevented the satisfaction of any condition to the obligations of the Seller at the Closing and such breach has not been waived by the Seller or cured by the Buyer within ten business days after the Buyer’s receipt of written notice thereof from the Seller;
     (c) by the Buyer, if there has been a material breach by the Seller of any covenant, representation or other agreement or term contained herein which has prevented the satisfaction of any condition to the obligations of the Buyer at the Closing and such breach has not been waived by the Buyer or cured by the Seller within ten business days after the receipt of written notice thereof from the Buyer;
     (d) by the Seller, if the transactions contemplated hereby have not been consummated on or before May 16, 2008; provided that the Seller shall not be entitled to terminate this Agreement pursuant to this Section 7.1(d) if the Seller’s willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

     (e) by the Buyer, if the transactions contemplated hereby have not been consummated on or before May 16, 2008; provided that the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 7.1(e) if the Buyer’s willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or
     (f) by the Buyer upon (i) the failure of the representations and warranties of Seller described in Sections 2.1(b), 2.3 or 2.10 to be true and correct in all material respects as of the Closing Date, (ii) if a Material Environmental Problem or Material Structural Problem exists (as such terms are defined by the Escrow Agreement) or (iii) a Governmental Authority orders in writing that the transactions contemplated by this Agreement not be completed or notifies Buyer or Seller in writing that it is investigating such transaction for compliance with Legal Requirements.
     The party desiring to terminate this Agreement pursuant to clauses (b), (c), (d), (e) or (f) of this Section 7.1 shall give written notice of such termination to the other party hereto.
     7.2 Effect of Termination. Subject in all events to the terms of Section 7.2, in the event this Agreement is terminated by either the Buyer or the Seller as provided in Section 7.1, the provisions of this Agreement shall immediately become void and of no further force and effect (other than Section 6.5 (Confidentiality), this ARTICLE 7 and ARTICLE 8, each of which shall survive the termination of this Agreement), and there shall be no liability on the part of the Buyer or the Seller to any other party hereto except that the Escrow Funds shall be paid by the Escrow Agent in accordance with Section 7.3 and any party whose breach or violation of the terms of this Agreement resulted in the termination of this Agreement shall be liable for damages incurred by the other party hereto.
     7.3 Disposition of Deposit Upon Termination. If Buyer terminates this Agreement as a result of Seller’s material breach as described in Section 7.1(b) or as described in Section 7.1(f), the Buyer’s Deposit shall be paid and delivered by the Escrow Agent to Buyer. If this Agreement terminates for any other reason or cause, then Buyer’s Deposit shall be paid and delivered by the Escrow Agent to Seller.
ARTICLE 8
INDEMNIFICATION
     8.1 Survival. Subject to Section 8.5 hereof, all parties agree that their respective representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing.
     8.2 Indemnification — General.
     (a) Subject to the other provisions of this ARTICLE 8, the Seller shall defend, indemnify and hold harmless, the Buyer and its respective directors, officers, employees, managers, members and Affiliates (the “Buyer Indemnified Parties”) from and against any and all Losses suffered or incurred by them after the date hereof as a result of or arising out of:

     (i) the falsity or incorrectness of or breach of any representation or warranty of Seller in this Agreement;
     (ii) the failure by Seller to perform any covenant or agreement applicable to it in the Transactions ;
     (iii) any obligation, liability or claim relating to the (x) Excluded Liabilities or (y) the ownership or operation of the Business or the Acquired Assets prior to the Effective Time, except to the extent specifically constituting Assumed Liabilities; and
     (iv) a violation by MedCath (or any Affiliate or Affiliated Persons thereof) or by any of Investor Members of the restrictions imposed by Section 6.11 or Section 9.17, provided that only the person or party that violated Section 6.11 or Section 9.17 shall be severally obligated to indemnify the Buyer Indemnified Parties for Losses arising from such violation.
     (b) Subject to the other provisions of this ARTICLE 8, the Buyer shall defend, indemnify and hold harmless, the Seller and its directors, officers, employees, managers, members and Affiliates (the “Seller Indemnified Parties”) from and against any and all Losses suffered or incurred by them after the date hereof as a result of or arising out of:
     (i) the falsity or incorrectness of or breach of any representation or warranty of Buyer in this Agreement;
     (ii) the failure by Buyer to perform any covenant or agreement applicable to it in the Transactions; and
     (iii) any obligation, liability or claim relating to (x) the Assumed Liabilities or (y) the ownership or operation of the Business or the Acquired Assets from and after the Effective Time.
     8.3 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under this ARTICLE 8 shall be asserted and resolved as follows:
     (a) Claims Other Than Third Party Claims. In the event any Indemnified Party should have a claim under this ARTICLE 8 against an Indemnifying Party that does not involve a Third Party Claim (as described in Section 8.3(b)), the Indemnified Party shall promptly give written notice and the details thereof, including copies of all relevant information and documents (collectively, an “Indemnity Notice”), to the Indemnifying Party within a period of thirty (30) days following the discovery of the claim by the Indemnified Party (the “Claim Notice Period”). The failure by the Indemnified Party to give the Indemnity Notice within the Claim Notice Period shall not impair the Indemnified Party’s rights hereunder except to the extent (and only to the extent) that the Indemnifying Party demonstrates that it has been materially prejudiced thereby.
     (b) Third Party Claims. If any claim or demand in respect of which an Indemnified Party might seek indemnity under this ARTICLE 8 is asserted against such Indemnified Party by a Person other than a Seller Indemnified Party or a Buyer Indemnified Party (as applicable) (a

“Third Party Claim”), the Indemnified Party shall give written notice and the details thereof including copies of all relevant pleadings, documents and information (collectively a “Third Party Claim Notice”) to the Indemnifying Party within a period of twenty (20) days following the assertion of the Third Party Claim against the Indemnified Party (the “Third Party Claim Notice Period”). If the Indemnified Party fails to provide the Third Party Claim Notice within the Third Party Claim Notice Period, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent (and only to the extent) that the Indemnifying Party’s ability to defend has been materially prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party within a period of ten (10) days after the receipt of the Third Party Claim Notice by the Indemnifying Party (the "Third Party Claim Response Period”) whether or not the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.
     If the Indemnifying Party notifies the Indemnified Party within the Third Party Claim Response Period that the Indemnifying Party desires to defend the Indemnified Party against the Third Party Claim, then the Indemnifying Party at its sole cost and expense shall defend, with counsel reasonably satisfactory to the Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted to a final conclusion or will be settled at the discretion of the Indemnifying Party (with the consent of the Indemnified Party, which shall not be unreasonably withheld and which shall be deemed to be provided if such settlement provides a release to the Indemnified Party without the payment of any amount by the Indemnified Party). The Indemnified Party will cooperate in such defense at the sole cost and expense of the Indemnifying Party. The Indemnified Party may, at its sole cost and expense, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the last sentence of the preceding paragraph, file any pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests. The Indemnified Party, at its expense, may participate in, but not control, any defense or settlement of any Third Party Claim conducted by the Indemnifying Party pursuant to this Section 8.3(b). Notwithstanding the foregoing, if the named parties to any proceeding include both the Indemnified Party and the Indemnifying Party and, in the reasonable opinion of counsel to the Indemnified Party, representation of both parties by the same counsel would be in conflict or otherwise inappropriate due to actual or potential differing interests between them, then the Indemnified Party shall be entitled to retain separate counsel for the Indemnified Party, at the expense of the Indemnifying Party (provided that the costs and expenses of such separate counsel are reasonable).
     If the Indemnifying Party fails to notify the Indemnified Party within the Third Party Claim Response Period that the Indemnifying Party desires to defend the Third Party Claim or if the Indemnifying Party gives such notice but fails to prosecute diligently or settle the Third Party Claim, then the Indemnified Party shall defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which shall not be unreasonably withheld). The Indemnifying Party may, at its sole cost and expense, cooperate in such defense.

     8.4 Continued Liability for Indemnity Claims. The liability of any Indemnifying Party hereunder with respect to claims hereunder shall continue except to the extent limited by Section 8.5 hereof and, with respect to any such indemnification claims duly and timely made, thereafter until the Indemnifying Party’s liability therefor is finally determined and satisfied.
     8.5 Limitations on and Expiration of Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the Indemnified Party’s rights to indemnification against the Indemnified Party shall be limited as follows:
     (a) The representations, warranties, covenants and agreements described in this Agreement, and any other agreements, certificates or documents delivered at the Closing in connection with the transactions contemplated by, and expressly described in, this Agreement shall survive the Closing Date; provided, however, that the representations and warranties of each Party set forth in this Agreement shall expire and be of no further force or effect on the date that is eighteen (18) months after the Closing Date; except that the following representations and warranties shall have no expiration date: Section 2.1, Section 2.3(a) and Section 2.5 of this Agreement; and further the representations and warranties contained in each of Section 2.8, Section 2.10 and Section 2.15 of this Agreement shall survive and continue in full force and effect until ninety (90) days after expiration of the applicable statue of limitations (collectively the “Survival Period”). Notwithstanding anything to the contrary contained in this Agreement, no claim for indemnification may be made, directly or indirectly, after the expiration of the Survival Period. Provided, however, with respect to any matter as to which a reasonable and good faith claim for indemnification has been duly noticed hereunder and is pending or unresolved at the end of the Survival Period, such claim shall continue to be covered by the indemnification provisions hereof, and the Indemnifying Party shall remain potentially liable therefor, until resolved.
     (b) No Indemnified Party shall be entitled to indemnification for any Loss incurred or suffered by such Indemnified Party arising under Section 8.2(a)(i) or 8.2(b)(i) hereof unless such Loss is greater than Fifteen Thousand Dollars ($15,000) (the “De Minimis Amount”) and unless such Loss, together with all other Losses that are greater than the De Minimis Amount, exceeds Two Hundred and Fifty Thousand Dollars ($250,000.00) (the “Basket”). When and if the Basket is exceeded, the Indemnifying Party shall indemnify the Indemnified Party for Losses only to the extent the amount thereof exceeds the amount of the Basket. The limitation set forth in this Section 8.5(b) shall not apply to any Loss incurred or suffered by any Buyer Indemnified Party arising under Section 8.2(a)(i) as a result of Seller’s breach of the representations and warranties described in Sections 2.1, 2.3(a), 2.5, 2.8, 2.15, or 2.16.
     (c) Except as otherwise provided in this Section 8.5(c), aggregate indemnification obligations arising under Section 8.2(a)(i) or Section 8.2(b)(i) hereof shall be limited to Ten Million Dollars ($10,000,000.00) (the “Indemnification Cap”); provided, however, that (i) the aggregate indemnification obligations of the Seller with respect to Losses incurred or sustained by the Buyer Indemnified Parties as a result of a breach of Sections 2.1, 2.3(a), 2.5, 2.8, 2.15, or 2.16 of this Agreement, together with all other Losses for which indemnification is sought under Section 8.2(a)(i) shall not exceed the Purchase Price and (ii) the aggregate indemnification obligations of the Seller with respect to Losses incurred or sustained arising under Sections 8.2(a)(ii), 8.2(a)(iii) or 8.2(a)(iv) shall not be limited, and (iii) the aggregate indemnification obligations of the Buyer with respect to Losses incurred or sustained arising under Section 8.2(b)(ii) or 8.2(b)(iii) shall not be limited.
     (d) Neither Party shall be entitled to recover any Losses to the extent it actually recovers, if at all, any insurance proceeds from any policies which cover such Losses, but net of the reasonable and actual costs and expenses in making such recovery.
     (e) In no event shall an Indemnifying Party be liable to an Indemnified Party for any consequential, special, or punitive damages, except to the extent that such consequential, special, or punitive damages are payable by such Indemnified Party to a third party pursuant to a Third Party Claim against such Indemnified Party for which such Indemnified Party is otherwise entitled to indemnity under this ARTICLE 8.
     (f) The Parties covenant to use commercially reasonable efforts to mitigate any Losses to the same extent as would a reasonable and prudent Person to whom no indemnity were available.
     (g) AFTER THE CLOSING DATE, THE REMEDIES CONTAINED IN THIS ARTICLE 8 SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REMEDIES OF THE SELLER INDEMNIFIED PARTIES AND THE BUYER INDEMNIFIED PARTIES, WHETHER IN CONTRACT, TORT OR OTHER APPLICABLE LAW, FOR RECOVERIES AGAINST THE OTHER WITH RESPECT TO CLAIMS FOR BREACH OF ANY COVENANT, AGREEMENT, REPRESENTATION OR WARRANTY CONTAINED IN THE THIS AGREEMENT OR IN THE EXHIBITS OR SCHEDULES ATTACHED THERETO OR IN THE RELATED AGREEMENTS OR TRANSACTIONS, OR ANY OTHER CLAIM ARISING IN CONNECTION WITH THE TRANSACTIONS, EXCEPT THAT NOTHING SHALL LIMIT THE RIGHT OF THE BUYER INDEMNIFIED PARTIES OR SELLER INDEMNIFIED PARTIES TO BRING AN ACTION TO RECOVER DAMAGES FOR FRAUD OR A KNOWING OR WILLFUL MISREPRESENTATION OR TO BRING AN ACTION FOR INJUNCTIVE RELIEF.
     (h) Retention of Funds by Seller. Seller hereby agrees that it will not distribute (i) $1,000,000.00 of the Purchase Price , and (ii) the first $2,000,000.00 of proceeds of Seller’s Accounts Receivable collected during the twelve (12) month period after the Closing Date (the “Retention”) to its members for at least twelve (12) months after the Closing Date, and, to the extent there are unresolved indemnification claims made in good faith pending as of the end of such twelve (12) month period, Seller shall continue to refrain from distributing such portion of the Retention which is reasonably necessary to pay such pending claims until such indemnification claims are finally resolved.
     Seller shall not be dissolved prior to the end of the eighteen (18) month following the Closing Date.

ARTICLE 9
MISCELLANEOUS
     9.1 No Shop. Except for the sale of inventory and other assets in the ordinary course, Seller agrees that, from the date hereof through the date of consummation or earlier termination of this Agreement, it shall not, and shall not permit any of its Affiliates or employees or any investment banker, attorney, adviser or other representative of Seller to, directly or indirectly, (i) offer for sale or solicit offers to buy the Hospital, any part of the Acquired Assets or any interest in Seller, (ii) hold discussions or negotiate with, or provide information to, any Person (other than Buyer) with a view towards such an offer or solicitation or with a view towards a sale of any equity interest in or a merger or consolidation of any entity owning the Acquired Assets, or (iii) enter into any Contract with any such Person relating to the sale or other disposition of any of the Hospital or any part of the Acquired Assets.
     9.2 Amendments. This Agreement may not be amended, modified or supplemented, and no provision hereof shall be waived, without the signed written consent of all the Parties hereto and clearly expressing such intent.
     9.3 Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement at any one time shall not be deemed a waiver of such term, covenant, or condition at any other time, nor shall any waiver or relinquishment of any right or power herein at any time be deemed a waiver or relinquishment of the same or any other right or power at any other time.
     9.4 Notices. All notices, payments, or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given only if sent by hand delivery or by recognized overnight courier, all charges prepaid, addressed as follows (or to such other addresses as subsequently designated by a Party from time to time pursuant to this Section 9.4):
If to Seller to:
MedCath Incorporated
10720 Sikes Place, Suite 300
Charlotte, NC 28277
Attn: Chief Executive Officer
Tel. No.: (704) 708-6600
Fax No.: (704) 708-5035

with a copy to:
MedCath Incorporated
10720 Sikes Place, Suite 300
Charlotte, NC 28277
Attn: General Counsel
Tel. No.: (704) 708-6600
Fax No.: (704) 708-5035
with a copy to:
Moore & Van Allen PLLC
100 N. Tryon Street, Suite 4700
Charlotte, NC 28202-4003
Attn: Hal A. Levinson
Tel. No.: (704) 331-1050
Fax No.: (704) 378-2050
     which copy shall not constitute notice for the purposes of this Agreement.
If to Buyer, to:
Good Samaritan Hospital
Attention: President & Chief Executive Officer
2222 Philadelphia Drive
Dayton, Ohio 45406
Copy to:
Premier Health Partners
Attention: Vice President & Chief Legal Officer
40 West 4th Street, Suite 1800
Dayton, Ohio 45402
     9.5 Counterparts. This Agreement may be executed in any number of counterparts (including by means of telecopied signature pages or signature pages sent electronically in a .pdf format), each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.
     9.6 Enforceability and Severability. In the event any provision of this Agreement or portion thereof is found to be wholly or partially invalid, illegal, or unenforceable in any Proceeding, such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed severed from this Agreement, as the case may require, and the balance of this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally contained herein, as the case may be.

     9.7 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws principles.
     9.8 Assignment. This Agreement shall not be assigned or delegated by any Party without the signed prior written consent of the other Party; provided, however, that Buyer may, without the written consent of the others (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder, provided that such assignment shall not relieve Buyer of any of its obligations or liabilities hereunder. Absent an express written agreement among the Parties to the contrary, any assignment, delegation, or designation shall not release a Party from any obligations under this Agreement, and the delegating or designating Party shall remain liable, jointly and severally, with any delegate or designee with respect to all obligations of the delegating or designating Party under this Agreement. Any purported assignment, delegation, or designation in violation of this Section 9.8 is void.
     9.9 Expenses. Subject to the provisions of Section 9.18(b) below, each Party will pay its own expenses in connection with the transactions contemplated hereby, whether or not such transactions shall be consummated.
     9.10 Parties in Interest. All representations, covenants, and agreements contained in this Agreement by or on behalf of any of the Parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns (if any) of the Parties hereto.
     9.11 Consents. No consent or approval contemplated hereunder shall be unreasonably withheld, conditioned, delayed or denied.
     9.12 Third Parties. Except as specifically contained herein, this Agreement does not and is not intended to create any rights in any Person which is not a Party to this Agreement.
     9.13 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto and agreements referenced herein, constitutes the sole and entire agreement and understandings of the Parties with respect to the subject matter hereof, and supersedes and terminates any and all prior agreements, discussions, negotiations or communications. All Schedules and Exhibits hereto are incorporated herein by reference.
     9.14 Specific Performance; Injunctive Relief. Each Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of the other Party hereunder not only by an action(s) for damages but also by an action(s) for specific performance, injunctive and/or other equitable relief, without posting any bond or other undertaking. The Parties acknowledge and agree that any breach or threatened breach of any post-Closing covenant by any Party will likely result in some irreparable injury.
     9.15 Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the context requires. All references to documents, instruments or agreements will be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto, but only to the extent existing as of the date hereof.

     9.16 Applicable Date. Any reference to any Legal Requirements or to any Contract means same as exists as of the Execution Date and again as of the Closing Date.
     9.17 No Payments for Referrals. Seller, Investor Members, MedCath and Buyer acknowledge and agree that the Purchase Price has been determined to be consistent with the fair market value of the Acquired Assets and that no portion of the Purchase Price or any other benefit granted to any Party under this Agreement is conditioned on any requirement that Seller or Investor Members make referrals to, be in a position to make or influence referrals to, or otherwise generate business for, Buyer.
     9.18 Dispute Resolution.
     (a) In the event of any dispute or disagreement between the Parties following the Closing as to the interpretation of any provision of this Agreement or the performance of any obligations hereunder the matter, upon the written request of any Party, shall be referred to representatives designated by each respective Party for resolution binding on the Parties. Such representatives shall promptly meet in a good faith effort to resolve the dispute. If the representatives do not agree upon a resolution within thirty (30) calendar days after reference of the matter to them, each Party shall be free to exercise the remedies available to it under Section 9.18(b).
     (b) If any controversy, dispute or claim arising out or relating in any way to this Agreement or the transactions contemplated hereunder is not resolved by negotiation pursuant to Section 9.18(a), then either Party involved in such controversy, dispute or claim may demand that the controversy, dispute or claim be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect by three arbitrators selected in accordance with such rules unless the parties shall agree on a single arbitrator. Such arbitrator(s) shall have at least ten (10) years of experience in the healthcare field. The arbitrators shall not reside or practice primarily in the State of Ohio. The arbitration proceedings shall be held in Columbus, Ohio or another mutually acceptable neutral venue. Each Party shall bear all of its own expenses and the arbitrators’ fees and expense shall be shared equally by the parties to the arbitration; provided, however, that at the conclusion of the arbitration, the arbitrator shall award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) to the prevailing Party or Parties. The decision of the arbitrators shall (i) be rendered in writing, and concurred in by a majority of the arbitrators, if more than one, and (ii) be final, binding and conclusive and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. To the extent practical, the decision of the arbitrators shall be rendered no more than thirty (30) days following commencement of proceedings with respect thereto. The arbitrators shall have the power to grant equitable relief. The arbitrators shall cause their written decision to be delivered to the Parties. The Parties consent to the jurisdiction of the foregoing arbitrator or arbitrators and further consent to the jurisdiction of any state or federal court located in the State of Ohio for the purpose of enforcing the decision or award of the arbitrators. The Parties agree that service of process may be made on any such Party by personal delivery or by registered or certified mail addressed to the appropriate Party at the address for such Party specified in Section 9.4. The submission to the jurisdiction of the courts referred to above for the purpose of enforcing the decision or award of the arbitrators shall not (and shall not be construed so as to) limit the right of any Party to file or commence a proceeding against the other in any other court of competent jurisdiction for the purpose of enforcing the decision or award of the arbitrators if and to the extent permitted by applicable law. In the event any suit or other legal proceeding is brought for the enforcement of any decision or award of the arbitrators, the Parties agree that the prevailing Party or Parties shall be entitled to recover from the other Party or Parties upon final judgment on the merits reasonable attorneys’ fees, including attorneys’ fees for any appeal and costs incurred in bringing such suit or proceeding. Notwithstanding anything to the contrary provided in this Section 9.18(b), and without prejudice to the above procedures, any Party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitrator is selected and available to hear such Party’s request for temporary relief.
     9.19 Specific Controls Over the General. The Parties acknowledge the general rule of contract law that a limited or specific provision will prevail over one that is more broadly inclusive, and that such rule shall apply to the provisions of this Agreement, with the result that a recovery prohibited by or unavailable under the language of any one representation, warranty, covenant or section will not be allowed under an alternative representation, warranty, covenant or section.
     9.20 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.
     9.21 Incorporation of Exhibits and Schedules. Notwithstanding any provision of this Agreement to the contrary, Buyer and Seller acknowledge and agree that, with respect to any exhibit and/or schedule referenced in this Agreement but not completed and attached hereto as of the Execution Date, Buyer and Seller shall, subject to the terms of Section 6.2 hereof, in good faith negotiate the contents of such exhibit and/or schedule prior to the Closing Date.  Subject to the foregoing, the exhibits, schedules and disclosure schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Any matter contained in any one section or schedule shall be deemed to be included in any other section or schedule to the extent it is reasonably apparent on its face that such information is relevant to another section or schedule.
     9.22 Execution by Investor Members. Notwithstanding anything herein to the contrary, as of the Execution Date all of the Investor Members of Seller have not executed this Agreement, however, this Agreement shall nonetheless be a binding agreement upon the Buyer, Seller and the Investor Members who have executed this Agreement as of the Executtion Date. Seller shall seek to have all of its Investor Members execute this Agreement prior to the Closing Date, provided that their execution hereof shall not be a condition to the Closing of the transactions contemplated by this Agreement.

[Signature pages to follow]

     IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement effective as of the 21st day of March, 2008.

SELLER	HEART HOSPITAL OF DTO, LLC
By: DTO Management, Inc., its manager

By: /s/ O. Edwin French
Name: O. Edwin French
Title: President

BUYER	GOOD SAMARITAN HOSPITAL

By: /s/ James Pancoast
Name: James Pancoast
Title: President and CEO

Solely for the purposes of the agreements set forth in Sections 6. 11 and 9.17 of the Agreement:	MEDCATH INCORPORATED
By: /s/ O. Edwin French
Name: O. Edwin French
Title: President

Solely for the purposes of the agreements set forth in Sections 6. 11 and 9.17 of the Agreement:	INDIVIDUAL INVESTOR MEMBER:

Signature :

Print Name :

Date

Exhibit A
Defined Terms
     Index of Terms Defined Elsewhere in this Agreement (and not defined below)

Term	Section
Accounts Receivable	1.1(k)
Accrued PTO	1.3(d)
Acquired Assets	1.1
Agreement	Preamble
Assignment and Assumption Agreement	4.4(b)
Assumed Contracts	1.1(d)
Assumed Liabilities	1.3
Buyer	Preamble
Buyer’s Closing Documents	5.4
Closing	1.6(a)
Closing Date	1.6(a)
Confidential Information	6.6
Deed	4.4(c)
Effective Time	1.6(b)
Excluded Assets	1.2
Excluded Contracts	1.2(a)
Excluded Liabilities	1.4
Excluded Records	1.2(b)
License	1.1(f)
Licenses	1.1(f)
Permitted Real Property Encumbrances	1.8
Personal Property	1.1(a)
Prepaid Expenses	1.1(i)
Purchase Price	1.5(a)
Purchased Inventory	1.1(h)
Real Property Leases	1.1(e)
Seller	Preamble
Seller’s Closing Documents	4.4
Transferred Employees	6.9(a)
Transferred Records	1.1(j)
WARN Act	6.9(h)

     For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Exhibit A:
     “Agreement” has the meaning contained in the first paragraph of this Agreement.
     “Affiliate” or “Affiliated Persons” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under common Control with such Person.
     “Applicable Law” means any law, statute, ordinance, regulation, rule, interpretation, or order of any Governmental Authority of any foreign country, the United States or Ohio, as of the date hereof.
     “Business” means the full range of healthcare services of the Hospital as an acute care hospital, including its: inpatient and outpatient services, emergency care services, heart and vascular center and cardiac rehabilitation services, surgical clinic services, cardiac catheterization laboratory, diagnostic imaging services, ambulatory care services and ambulatory diagnostic center services.
     “COBRA” means Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Contract” means any contract or agreement (whether written or oral) (a) under which Seller has or may acquire any rights or benefits used primarily in the Business, (b) under which Seller has or may become subject to any obligation or liability in the Business, or (c) by which Seller or any of the assets owned or used by Seller is or may become bound (including the Real Property Leases) in the Business.
     “Control” (and variations thereon) means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise; and control shall be presumed if a Person owns more than fifty percent (50%) of the voting equity in any other Person.
     “EEOC” means Equal Employment Opportunity Commission.
     “Employee Benefit Plan” means any employee benefit plan, program, arrangement, fund, policy, practice, or Contract with respect to which, through which, or under which the Seller or any Seller ERISA Affiliate (as hereinafter defined) has any liability to provide benefits or compensation to or on behalf of employees, former employees, or independent contractors of the Seller with respect to the Business, whether formal or informal, written or not written, including (a) any bonus, incentive compensation, profit sharing, stock option, deferred compensation, commission, severance pay, golden parachute, or other compensation plan or rabbi trust; (b) any “employee benefit plan” (as defined in Section 3(3) of ERISA); and (c) any stock purchase, vacation, scholarship, day care, prepaid legal services, dependent care, or other fringe benefit plans, programs, arrangements, Contracts, or practices.

     “Encumbrance” means any charge, claim, equitable interest, lien, encumbrance, option, pledge, security interest, mortgage, encroachment, obligation to offer or transfer, right of first refusal or first option on transfer, or restriction of any kind, other than (i) Permitted Real Property Encumbrances and (ii) as set forth on Schedule 2.3(a).
     “Environmental Laws” means shall mean all federal, state, local and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, as such requirements are enacted and in effect on or prior to the Closing Date.
     “Environmental Matters or Conditions” means violations of Environmental Laws or notices of violations or investigations or threatened proceedings relating to same.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto, and regulations and rules issued pursuant to that Act or any successor thereto.
     “Exceptions” means bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally, limitations (including court discretion) upon the availability of equitable remedies (including injunctive relief and specific performance) and usury laws.
     “GAAP” means United States generally accepted accounting principles, consistently applied.
     “Government Reimbursement Programs” means Medicare, Medicaid, the TRICARE program, and all other similar federal, state or local reimbursement or governmental programs for which the Business is eligible.
     “Governmental Authority” means any foreign, federal, state, local or municipal court, legislature, quasi-governmental, executive or regulatory authority, agency, licensing or accrediting body or commission, or other governmental entity, authority or instrumentality.
     “Hazardous Materials” means any substance by character or concentration defined in or regulated under any Environmental Law to be a pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, medical waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, or any hazardous or toxic constituent thereof and includes, but is not limited to, any substance defined in or regulated under any Environmental Law.
     “Hospital” means that hospital owned by the Seller, and which is the Seller’s principal place of Business, located at 707 South Edwin C. Moses, Dayton Ohio, 45408.
     “Including” (whether or not capitalized) means for illustration but without limitation.

     “Indebtedness” means, without duplication, the sum of (i) all obligations of Seller for borrowed money related to the Business and any accrued interest or prepayment premiums related thereto, and (ii) all obligations of Seller as lessee(s) under Assumed Contracts that have been recorded as capital leases in accordance with GAAP.
     “Investor Members” means (i) any individual (and the individual’s ancestors, souse, siblings, lineal descendants; spouses of ancestors, lineal descendants and siblings; and any executor or other representatives of such individual) that holds, directly or indirectly (through an investment, membership or other interest in any corporation, partnership, limited liability company, trust, association or other entity) an investment interest in Seller as of the Execution Date, and (ii) any corporation, partnership, limited liability company, trust, association or other entity (excluding MedCath and its subsidiaries) that holds, directly or indirectly, an investment interest in Seller as of the Execution Date.
     “Knowledge” means that a particular fact or other matter will be imputed to Seller if any of its trustees, directors, officers or Investor Members or MedCath: (a) is actually aware of the fact or matter or (b) a reasonably prudent individual could be expected to discover or otherwise become aware of notice of that fact or matter in the course of conducting his or her responsibilities as a trustee, director, officer or Investor Member or in the conduct of its business.
     “Legal Requirements” means any federal, state, local or municipal laws, ordinances, codes, regulations, rules, orders, judgments, policies and guidelines or other legal requirements of any Governmental Authority of the United States as in effect and interpreted on the date hereof, and not as same or its interpretation may be subsequently changed or amended.
     “Liabilities” mean all indebtedness, claims, liabilities, obligations, responsibilities, losses, damages, judgments, punitive damages, economic damages, treble damages, costs and expenses (including, without limitation, reasonable attorney, expert, engineering and consulting fees and costs and any fees and costs associated with any investigation, feasibility, or remedial action studies), fines, penalties and monetary sanctions, and interest, whether accrued, absolute or contingent, and whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement or in notes thereto.
     “Losses” mean any and all Liabilities, damages, fines, costs, fees, penalties, deficiencies, losses, amounts paid in settlement and expenses (including, without limitation, interest, court costs, reasonable fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings) of a Party related to any claim, default or assessment described in, arising under or otherwise relating to the Agreement or the transactions contemplated therein.
     “Material Contract” means each contract, agreement or other commitment (other than this Agreement), or series thereof among the same parties, to which Seller is a party and (i) which contains an obligation of any party thereto to pay at least One Hundred Thousand and No/100 Dollars ($100,000) in the aggregate, (ii) contains covenants of Seller not to compete in any line of business, industry or geographical area or covenants not to solicit or hire any employee or group of employees of any other Person that are currently in effect, (iii) relates to the acquisition or disposition (by merger, purchase or sale of stock or assets or otherwise) by Seller of any of its operating businesses or material assets or capital stock or equity interests; (iv)

which creates a partnership, limited liability company or joint venture or similar arrangement; (v) under which Seller has made, or has agreed or committed to make, advances or loans to any other Person (except for any business advances to employees in the Ordinary Course of Business) or (vi) evidences Indebtedness or creates an Encumbrance.
     “MedCath” means MedCath Incorporated, a North Carolina corporation, together with its Affiliates and Affiliated Persons.
     “Order” means any order, injunction, judgment, determination, decree, award, ordinance, ruling or assessment of any Governmental Authority.
     “Ordinary Course of Business” means with respect to any Person the ordinary and usual course of normal day-to-day operations of such Person consistent with past custom and practice in all material respects (including with respect to quantity and frequency) of such Person.
     “Owned Real Property” means the real property and all improvements thereon which is owned by Seller and which is being sold to Buyer pursuant hereto, and excluding any real property which is an Excluded Asset.
     “Parties” means Seller and Buyer.
     “Person” means any individual, partnership, limited partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or any Governmental Authority.
     “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private).
     “Prohibited Territory” means the area within fifty (50) miles of the Hospital.
     “Seller ERISA Affiliate” means each trade or business (whether or not incorporated) which together with any Seller is treated as a single employer under Section 414(b) or (c) of the Code.
     “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated or other tax of any kind or nature whatsoever, including any interest, penalties or additions thereto, whether or not disputed.
     “Title Commitment” means a title insurance commitment for an owner’s policy of title insurance for a fee or leasehold interest, and such Commitment is to be issued by the Title Company.

     “Title Company” shall mean a nationally recognized title insurance company reasonably acceptable to Buyer.
     “Title Policy” shall mean an owner’s policy of Title Insurance insuring good and marketable title to the Owned Real Property and conveyed to Buyer hereunder, in the name of Buyer, issued by the Title Company with liability in such amount as Buyer may reasonably determine to be the fair market value of such Owned Real Property, and dated as of the Closing Date.